UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

SOLERA HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Solera Holdings, Inc.

7 Village Circle, Suite 100

Westlake, TX 76262

October 5, 2012

To our Stockholders:

You are cordially invited to attend the Solera Holdings, Inc. 2012 annual meeting of stockholders beginning at 8:00 a.m. local time on November 15, 2012 at the Hilton Southlake Hotel, 1400 Plaza Place, Southlake, TX 76092. The attached Notice of Annual Meeting and Proxy Statement describes all known items to be acted upon by stockholders at the meeting and describes certain other details related to the annual meeting.

It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares by completing, signing, dating and returning the enclosed proxy card by mail, or you may vote by telephone or electronically through the Internet, as further described on the proxy card. Please vote your shares as soon as possible. This is your annual meeting and your participation is important.

If you are a registered stockholder and plan to attend the annual meeting, you may be required to present evidence of your stockholdings to gain admission. If you hold shares through a broker or other nominee, you will be required to present a current statement from that institution showing a Solera stockholding or the non-voting portion of the voting instruction form you may receive through that entity. Please note that the document evidencing your stockholdings to be used to gain entry to the meeting is non-transferable.

Please vote your shares promptly and join us at the meeting.

Sincerely,

Tony Aquila

Chairman of the Board, Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The 2012 annual meeting of stockholders of Solera Holdings, Inc. (the “Company”, “Solera”, “we”, “our” or “us”) will be held at the Hilton Southlake Hotel, 1400 Plaza Place, Southlake, TX 76092, on November 15, 2012, beginning at 8:00 a.m. local time. At the meeting, the holders of our outstanding common stock will act on the following matters:

(1)	the election of five directors to serve a term of one year;

(2)	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2013;

(3)	approval of a non-binding advisory vote, on the compensation of our named executive officers; and

(4)	to transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on October 1, 2012 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card or voting instruction card. If your shares are held in the name of a bank, broker or other recordholder, their voting procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying Proxy Statement.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 7:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors,

Jason Brady

Secretary

October 5, 2012

Westlake, Texas

7 VILLAGE CIRCLE, SUITE 100

WESTLAKE, TX 76262

ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 15, 2012

PROXY STATEMENT

The Board of Directors (the “Board”) of Solera Holdings, Inc. (the “Company” or “Solera”) is soliciting proxies from its stockholders to be used at the 2012 annual meeting of stockholders to be held on November 15, 2012, beginning at 8:00 a.m. local time, at the Hilton Southlake Hotel, 1400 Plaza Place, Southlake, TX 76092 and at any postponements or adjournments thereof. This Proxy Statement contains information related to the annual meeting. The notice of annual meeting, a proxy card, this Proxy Statement and our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on August 29, 2012 for the fiscal year ended June 30, 2012 (the “2012 Annual Report”) are being mailed to stockholders on or about October 5, 2012. The fiscal year ended June 30, 2012 is referred to as “fiscal 2012” in this Proxy Statement.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our Board is soliciting proxies for the 2012 annual meeting of stockholders. You are receiving a Proxy Statement because you owned shares of our common stock on October 1, 2012, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

The notice of annual meeting, a proxy card, this Proxy Statement and the 2012 Annual Report are being mailed to stockholders on or about October 5, 2012.

What information is contained in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers for fiscal 2012 and other information that the SEC requires us to provide annually to our stockholders.

How may I obtain Solera’s 10-K and other financial information?

Stockholders can access our 2012 Annual Report, our other filings with the SEC and our corporate governance and other information on the investor relations page of our website at www.solerainc.com.

Stockholders may request an additional free copy of our 2012 Annual Report from:

Solera Holdings, Inc.

Attn: Chief Financial Officer

7 Village Circle, Suite 100

Westlake, TX 87272 (817) 961-2100

We will also furnish any exhibit to the 2012 Annual Report if specifically requested.

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of annual meeting. In addition, management will report on our fiscal 2012 performance and respond to appropriate questions from stockholders.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on October 1, 2012, which is referred to herein as the Record Date, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

If on the Record Date, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and it has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the meeting. Because you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the meeting.

How many votes do I have?

You will be entitled to one vote for each outstanding share of our common stock you owned as of the Record Date on each matter considered at the meeting. As of the Record Date, there were 68,753,090 shares of our common stock outstanding and eligible to vote. There is no cumulative voting.

Who can attend the meeting?

Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 7:30 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the meeting.

Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card.

What constitutes a quorum?

The presence at the meeting, in person or represented by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting the conduct of business at the meeting. As of the Record Date, 68,753,090 shares of our common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 34,376,546 votes will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by any of the following methods.

Voting by Proxy Card. Each stockholder may vote by proxy by using the enclosed proxy card. When you return a proxy card that is properly signed and completed, the shares of Common Stock represented by your proxy will be voted as you specify on the proxy card.

Voting by Telephone or Through the Internet. If you are a registered stockholder (that is, if you own Common Stock in your own name and not through a broker, bank or other nominee that holds Common Stock for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 1 a.m., Central Standard Time, on November 14, 2012. Please see the proxy card provided to you for instructions on how to access the telephone and Internet voting systems.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote you shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the Board. The Board and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described below) and will not be counted in determining the number of shares necessary for approval of certain proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the meeting.

Can I change my vote after I return my proxy card?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing with our corporate Secretary a notice of revocation or another proxy bearing a later date or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy and who is bearing the cost of this solicitation?

We are soliciting this proxy on behalf of our Board by mail and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and for obtaining proxies. We have engaged Georgeson, Inc. to assist us in the solicitation of proxies and to provide related advice and information support at an estimated cost of $20,000, plus expenses and disbursements.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote FOR each of the proposals.

Will stockholders be asked to vote on any other matters?

Our Bylaws require that we receive advance notice of any proposal to be brought before the annual meeting by our stockholders, and we have not received notice of any such proposals. If any other matters properly come before the meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

Election of Directors. Directors are elected by a plurality of the votes cast at the meeting, which means that the five nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Each share of our common stock is entitled to one vote for each of the director nominees. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Ratification of Appointment of Deloitte & Touche LLP. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2013 requires the affirmative vote of the majority of a quorum permitting the conduct of business at the annual meeting.

Approval of the Compensation of our Named Executive Officers. Approval, by a non-binding advisory vote, of the compensation of our named executive officers (“Say on Pay”) requires an affirmative vote of the majority of the votes cast on the proposal at the meeting.

A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

How are votes counted?

In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. You may not cumulate your votes for the election of directors.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions are considered votes cast and thus have the same effect as votes against the matter. We have supplied copies of our proxy materials for our 2012 annual meeting of stockholders to the broker, bank or other nominee holding your shares of record, and they have the responsibility to send these proxy materials to you.

If you are a beneficial holder and do not provide specific voting instructions to your broker, bank or other nominee that holds your shares in its name, the broker, bank or other nominee will not be authorized to vote on the election of directors, the compensation of our named executive officers or the frequency of advisory votes to approve the compensation of our named executive officers. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the meeting to avoid having your shares being broker non-votes.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

The preliminary voting results will be announced at the annual meeting. The final results will be tallied by the inspector of elections and filed with the U.S. Securities and Exchange Commission (SEC) in a current report on Form 8-K within four business days of the annual meeting.

How may I obtain a copy of Solera’s Bylaw provisions regarding stockholder proposals and director nominations?

You may contact the Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

How may I view a list of Solera’s stockholders?

A list of our stockholders entitled to attend and vote at the 2012 annual meeting will be available for viewing during normal business hours during the ten days preceding the date of the 2012 annual meeting at our offices located at:

7 Village Circle, Suite 100

Westlake, TX 76262

The list will be available for viewing also at the 2012 annual meeting. You must be a stockholder of Solera and present valid identification to view the list.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE 2012 ANNUAL MEETING

This proxy statement and our 2012 Annual Report to stockholders are available on the investor relations page of our website at www.solerainc.com.

PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE

ITEM 1—ELECTION OF DIRECTORS

Our Board consists of five directors, each of whom is nominated for election at the annual meeting, including four independent directors and our Chief Executive Officer. Each director is elected to serve a one-year term, with all directors subject to annual election. At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the following five persons to serve as directors for the term beginning at the annual meeting on November 15, 2012: Tony Aquila, Arthur F. Kingsbury, Kenneth A. Viellieu, Thomas C. Wajnert and Stuart J. Yarbrough.

Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies FOR the election of each nominee named in this section. Proxies submitted to us cannot be voted at the annual meeting for nominees other than those nominees named in this Proxy Statement.

All of the nominees have indicated to us that they will be available to serve as directors. If any nominee named herein for election as a director should for any reason become unavailable to serve prior to the 2012 annual meeting, the Board will, prior to the 2011 annual meeting, (i) reduce the size of the Board to eliminate the position for which that person was nominated, (ii) nominate a new candidate in place of such person and vote in favor of the new candidate all shares represented by stockholder proxies received by the Board, unless authority to vote for all candidates nominated by the Board is withheld, or (iii) leave the place vacant to be filled at a later time. The information presented below for the director nominees has been furnished to us by the director nominees.

The names of each nominee for director, their ages as of October 5, 2012, and other information about each nominee is shown below.

Tony Aquila, age 47, has served as our President and CEO since our formation in April 2005, and served as a member of our board of managers between April 2005 and May 2007 and has been the Chairman of the Board since the completion of our corporate reorganization on May 10, 2007. From September 2001 until December 2004, Mr. Aquila held various positions, including President and Chief Operating Officer, at Mitchell International Inc., a provider of software and services to the automobile insurance, collision repair, medical claim and glass replacement industries. Mr. Aquila joined Mitchell when it acquired Ensera, Inc., an automotive claims workflow and software processing company Mr. Aquila founded in 1999. Prior to Ensera, Mr. Aquila was the Chief Executive Officer and founder of MaxMeyer America, Inc., an importer and distributor of European automotive refinishing products formed in partnership with MaxMeyer-Duco S.p.A.

As our President and CEO, Mr. Aquila brings significant senior leadership, operational, industry and technical experience to the Board. As CEO, Mr. Aquila has direct responsibility for our strategy and operations.

Arthur F. Kingsbury, age 64, has been a member of our Board since October 4, 2008. He has been a private investor since 1996. Mr. Kingsbury has over thirty-five years of business and financial experience, including financial, senior executive and director positions at companies engaged in newspaper publishing, radio broadcasting, database publishing, internet research, cable television and cellular telephone communications. Specific positions included President and Chief Operating Officer of VNU-USA, Inc., Vice Chairman and Chief Operating Officer of BPI Communications, Inc. and Chief Financial Officer of Affiliated Publications, Inc. Mr. Kingsbury currently serves on the board of directors of The Dolan Company, a provider of professional services and business information, and he previously served on the boards of directors of NetRatings, Inc. and Remark Media (formerly HSW International, Inc.). Mr. Kingsbury holds a BSBA in Business Administration from Babson College.

Mr. Kingsbury brings to the Board extensive industry experience with information and database companies, as well as management, leadership and financial expertise through his various leadership and directorship roles in public companies, including service on audit, compensation and nominating and governance committees.

Kenneth A. Viellieu, age 55, has been a member of our Board since April 1, 2009. Since June 2008, Mr. Viellieu has been a Managing Director and Head of the Chicago office of Moelis & Company, an investment banking firm. From June 2001 to June 2008, Mr. Viellieu was a Senior Managing Director and Head of the Midwest Region for Bear Stearns & Company, an investment banking firm. Mr. Viellieu’s prior experience includes serving as Managing Director and Head of the Chicago office for Donaldson, Lufkin and Jenrette Securities Corp., an investment banking firm. Mr. Viellieu has over twenty five years of investment banking experience and has advised companies across of broad range of industries on various corporate finance matters, including mergers and acquisitions, leveraged finance transactions, public and private debt and equity offerings, and corporate restructurings. Mr. Viellieu holds a B.S. from Indiana University Kelley School of Business and an M.B.A. from the University of Chicago Booth School of Business.

Through his extensive experience in investment banking, Mr. Viellieu brings to the Board significant knowledge and expertise in mergers and acquisitions, an important expertise for the growth of our business and key element of our strategic planning. In addition, Mr. Viellieu’s background in corporate finance and strategic planning, including advising boards of directors and chief executive officers on various matters pertaining to capital structure, dividend policy, acquisitions and divestitures and other corporate finance matters make him a valuable addition to our Board.

Thomas C. Wajnert, age 69, has been a member of our Board since September 15, 2011. Since January 2011, Mr. Wajnert has been a Senior Managing Director of The AltaGroup, LLC, a global consulting organization providing advisory services to the financial services industry. He was self-employed from July 2006 to December 2010 providing advisory services to public and private companies and private equity firms. From January 2002 to June 2006, he was Managing Director of Fairview Advisors, LLC, a merchant bank he co-founded. Mr. Wajnert retired as Chairman of the Board and Chief Executive Officer of AT&T Capital Corporation, a commercial finance and leasing company, where he was employed from November 1984 until December 1997. Mr. Wajnert is currently a member of the boards of directors of Reynolds America, Inc., a holding company for tobacco products companies, the St. Helena Hospital Foundation, and FGIC, Inc., a privately held financial guarantee insurance company. Mr. Wajnert has also served on the boards of directors of NYFIX, Inc., UDR, Inc. and JLG Industries, Inc. Mr. Wajnert holds a B.S. from the Illinois Institute of Technology and an M.B.A. from Southern Methodist University.

Mr. Wajnert, with his nearly 36 years of operational and executive management experience, including 17 years of service as the chairman and chief executive officer of a national commercial finance and leasing company and the managing director and co-founder of a merchant bank, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; corporate finance and credit; management of global operations; financial reporting, accounting and controls; marketing and brand leadership; corporate governance; and executive compensation. In addition, Mr. Wajnert’s service on other public and private company boards and committees, and his role in providing advisory services to public and private companies and private equity firms, bring valuable experience and insight to the Board.

Stuart J. Yarbrough, age 61, has been a member of our Board since the completion of our initial public offering on May 16, 2007. Mr. Yarbrough was elected as our Lead Independent Director on October 4, 2008. Mr. Yarbrough’s professional experience includes over twenty four years in public accounting, primarily with Ernst & Young and BDO Seidman, LLP. Since June 2008, Mr. Yarbrough has been a private investor. From February 2007 through its final distributions during June 2008, Mr. Yarbrough served as the chief executive officer of 3Point Capital Partners, a private equity firm. From 1994 through February 2007, Mr. Yarbrough was a principal at CrossHill Financial Group Inc., a company he co-founded, which provided investment banking services and venture debt financing to growth companies. Mr. Yarbrough previously served on the board of directors of DigitalNet Holdings, Inc., as well as several other public companies. Mr. Yarbrough has a B.A. in management sciences from Duke University.

Mr. Yarbrough brings to the Board extensive practical and management experience in public accounting and corporate finance, as well as leadership expertise through his directorship roles in public companies, including service on audit and other board of directors committees.

The Board recommends a vote FOR the election of each of the directors listed above.

ITEM 2—RATIFICATION OF ACCOUNTANTS

The Audit Committee has appointed the firm of Deloitte & Touche LLP, independent certified public accountants, to audit our consolidated financial statements for fiscal 2013. We do not expect representatives of Deloitte & Touche LLP to be present at the 2012 annual meeting.

The following table presents fees for professional services rendered by Deloitte & Touche LLP for the fiscal years ended June 30, 2012 and 2011:

	Fiscal Year Ended
Fee Category	June 30, 2012	June 30, 2011
Audit Fees	$3,530,000	$3,051,000
Audit-Related Fees	155,000	91,000
Tax Fees	251,000	87,000
All Other Fees	—	—

Total Fees	$3,936,000	$3,229,000

Audit Fees: Includes the audit of our consolidated financial statements included in our annual report on Form 10-K, review of our condensed consolidated financial statements included in our Form 10-Q quarterly reports, audit of our internal control over financial reporting and the statutory audits required by non-U.S. jurisdictions.

Audit-Related Fees: Consists of fees billed for services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include services in connection with our filings with the SEC and the offering circular related to our issuance of senior unsecured notes in the aggregate principal amount of $400 million in April 2012.

Tax Fees: Consists of fees for professional services performed by Deloitte & Touche LLP with respect to tax compliance, tax advice and tax planning. Tax compliance, tax advice and tax planning include preparation of original and amended tax returns, refund claims, tax payment planning and tax audit assistance.

All audit, audit-related and tax services performed by Deloitte & Touche LLP in fiscal year 2012 were pre-approved by the Audit Committee of our Board in accordance with the Audit Committee’s pre-approval policy, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Pursuant to the Audit Committee charter, the Audit Committee must approve all audit engagement fees and other significant compensation to be paid to the independent auditor and the terms of such engagement. The Audit Committee’s charter provides that individual engagements must be separately approved, and the Audit Committee must pre-approve any non-audit services to be provided to us by the independent auditor. The Audit Committee must also specifically approve any audit-related services, tax services or other permitted services if total fees for such services would exceed $50,000, and management will notify the Audit Committee if the aggregate service costs for pre-approved services exceeds $200,000 in any fiscal year. The Audit Committee is authorized to delegate to one or more of its members pre-approval authority with respect to permitted services.

The Board recommends that stockholders vote FOR ratification of the appointment of Deloitte & Touche LLP as our independent public accountants for the fiscal year ending June 30, 2013.

Audit Committee Report

The information contained in the following report of Solera’s Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Solera under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Solera specifically incorporates it by reference.

The Audit Committee of our Board has reviewed and discussed the audited financial statements with management, which has represented that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with management the quality and acceptability of the accounting principles employed including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.

The Audit Committee also reviewed our consolidated financial statements for fiscal 2012 with Deloitte & Touche LLP, our independent auditors for fiscal 2012, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with Deloitte & Touche LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP in accordance with applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communication with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence and has considered whether the provision of non-audit services by Deloitte & Touche LLP to us is compatible with maintaining Deloitte & Touche LLP’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report Form 10-K for the year ended June 30, 2012 for filing with the Securities and Exchange Commission. The Audit Committee has selected Deloitte & Touche LLP as our independent auditor for fiscal 2013.

This report is submitted by all members of the Audit Committee who served on the Audit Committee during fiscal 2012:

Arthur F. Kingsbury

Thomas C, Wajnert

Stuart J. Yarbrough

ITEM 3—ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT UNDER “EXECUTIVE COMPENSATION”

Consistent with our stockholders’ preference as indicated at our 2011 annual meeting, we are providing our stockholders with the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis (beginning on page 19), the Executive Compensation tables (beginning on page 40), and any related information contained in this Proxy Statement under “Executive Compensation.” We currently conduct this advisory vote on an annual basis, and the next advisory vote is expected to be conducted at our 2013 annual meeting of stockholders.

The Board believes that our compensation policies and procedures are centered on a pay–for–performance culture and are strongly aligned with the long-term interests of our stockholders. You are urged to read the “Executive Compensation” section of this Proxy Statement for additional details on our executive compensation, including our philosophy and objectives and the fiscal year 2012 compensation of the named executive officers.

Your vote is requested. We believe that the information regarding named executive officer compensation as disclosed within the “Executive Compensation” section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of our stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers, as described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executives officers as disclosed under “Executive Compensation” pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, is hereby APPROVED.”

This vote is advisory and therefore, it will not be binding on the Company, the Compensation Committee or the Board, nor will it overrule any prior decision or require the Board or the Compensation Committee to take any action. However, the Compensation Committee and the Board value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, the Compensation Committee and the Board will consider stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote FOR Item 3.

ITEM 4—OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the 2012 annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

CORPORATE GOVERNANCE STANDARDS AND BOARD OF DIRECTORS

Corporate Governance Guidelines

Our Corporate Governance Guidelines generally specify, among other things, the responsibilities, expectations and operations of the Board as well as general qualification criteria for directors. Our Corporate Governance Guidelines can be found in the Corporate Governance section of our website at www.solerainc.com. You may contact the Secretary at our principal executive offices for a printed copy of this document. The Corporate Governance Guidelines are reviewed by our Nominating and Corporate Governance Committee, and changes are recommended to our Board for approval as appropriate. Our Corporate Governance Guidelines were modified during fiscal 2012 and are attached as Appendix A to this Proxy Statement.

Conflict of Interest and Code of Conduct Policy; Code of Ethics for Senior Financial Employees

We have adopted a Conflict of Interest and Code of Conduct Policy that applies to all of our Board members, officers and employees. We have also adopted a code of ethics for our senior financial officers, including our principal financial officer and principal accounting officer. Our Conflict of Interest and Code of Conduct Policy and Code of Ethics for Senior Financial Employees are posted in the Corporate Governance section of our website at www.solerainc.com. You may contact the Secretary at our principal executive offices for a printed copy of these documents. The Conflict of Interest and Code of Conduct Policy and the Code of Ethics for Senior Financial Employees are reviewed by our Nominating and Corporate Governance Committee, and changes are recommended to our Board for approval as appropriate. Any amendments or waivers of our Conflict of Interest and Code of Conduct Policy and Code of Ethics for Senior Financial Employees pertaining to a member of our Board or one of our executive officers will be disclosed on our website at the above-referenced address.

Compensation Governance Policies

We use guidelines and policies to ensure that our overall compensation structure is responsive to stockholder interests and competitive with the market. Specific policies include: stock ownership guidelines for our executive officers and directors; prohibitions against our executive officers or directors engaging in any transaction involving a hedge or pledge of our securities or maintaining a margin account involving our securities; and reimbursement of excess incentive compensation paid to our executive officers if our financial statements are the subject of a restatement. Details of our directors’ stock ownership guidelines and prohibitions against engaging in any transaction involving a hedge or pledge of our securities or maintaining a margin account involving our securities are disclosed under Director Compensation on page 46, and details of our other policies and guidelines described above are disclosed under Executive Compensation—Compensation Discussion and Analysis on page 37.

Board Composition

Our Amended and Restated Certificate of Incorporation provides that our Board shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our Board consists of five members with no vacancies. Any additional directorships resulting from an increase in the number of directors may be filled only by the directors then in office. The term of office for each director will be until his successor is elected and qualified or until his earlier death, resignation or removal. Elections for directors will be held annually.

Board Leadership Structure

The leadership of our Board includes a Chairman of the Board, which position is currently held by our CEO, Mr. Aquila, and a Lead Independent Director. Mr. Yarbrough currently serves as our Lead Independent Director and, if Mr. Yarbrough is re-elected to our Board at the 2012 annual meeting, he will continue to serve as our Lead Independent Director. In accordance with our Bylaws, the Lead Independent Director performs all of the substantive responsibilities and functions of the Chairman of the Board when the positions of Chairman of the Board and CEO are occupied by the same person, which results in clear divisions of responsibility for these positions. At the recommendation of the Nominating and Corporate Governance Committee, the Lead Independent Director of the Board is chosen by the independent directors of the Board. A copy of the Lead Independent Director Charter can be found in the Corporate Governance section of our website at www.solerainc.com.

We believe that combining the roles of Chairman of the Board and Chief Executive Officer have benefited and continue to benefit us. Our Board benefits from having at the Chairman of the Board level direct knowledge of the operations of, and opportunities and challenges facing, our business on a regular and company-wide basis. We believe that this board leadership structure is complemented and further enhanced by our Lead Independent Director, Mr. Yarbrough. Messrs. Aquila and Yarbrough work closely with one another to make sure the interests and issues of the independent directors, the Board as a whole and management are well understood and addressed. As Lead Independent Director, Mr. Yarbrough acts as an active liaison and point of contact between management and our independent directors, who are able to funnel questions and follow-up responses through Mr. Yarbrough and to rely on him to seek answers between formal Board meetings. This permits additional follow-up from and fully-developed exchanges with management that are difficult to replicate fully in the context and constraints of formal Board meetings. This in turn helps management prepare and present to our Board more relevant and accurate data and reports, which further enables our Board to efficiently receive the information it needs to oversee our Company and to make decisions.

Board’s Role in Risk Oversight

Our management team is responsible for our day-to-day risk management, and our Board is responsible for risk oversight. The Board executes its risk management responsibility directly and through its committees.

During Board meetings, our Board regularly receives reports from our senior executive officers as well reports from certain members of our regional management teams. These reports are designed to provide our Board with a detailed understanding of our business operations that both apprise the Board of risks we face and enable the Board to assess risks effectively.

The Audit Committee has responsibility for overseeing the Company’s enterprise risk management process. The Audit Committee receives reports from our internal audit department, including reports that rank and assess risks we face, as well as risk assessment and monitoring reports from our senior management team, which are typically reviewed on a quarterly basis. Overall risk areas include financial risk assessments, risk management policies, information technology risks and major financial risk exposures and the steps management has taken to monitor and control such risks and exposures. The Compensation Committee oversees risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally. The Compensation Committee receives reports, including reports from management and the Compensation Committee’s compensation consultant, and discusses whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us. The Nominating and Corporate Governance Committee provides oversight of our compliance programs and assists the Board’s other standing committees with respect to their oversight of our compliance programs.

Director Independence

Certain rules of the New York Stock Exchange require that a majority of the members of the Board be “independent directors,” that the Audit Committee of the Board comprise only “independent directors” and that a majority of the members of each of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board be “independent directors,” in each case, as defined under the New York Stock Exchange Listed Company Manual.

Based upon the information submitted by each director, and following the recommendation of the Nominating and Corporate Governance Committee, the Board has determined that director nominees standing for election Arthur F. Kingsbury, Kenneth A. Viellieu, Thomas C. Wajnert and Stuart J. Yarbrough have no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and each is an “independent director” as defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In determining the independence of our directors, the Board has adopted independence standards that mirror exactly the criteria specified by applicable laws and regulations of the SEC and the New York Stock Exchange.

Board and Committee Effectiveness

It is important to us that our Board and its committees are performing effectively and in the best interests of Solera and our stockholders. An evaluation of the Board’s and its committees’ operations and performance is conducted annually by the Nominating and Governance Committee. Changes are recommended by the Nominating and Governance Committee for approval by the full Board as appropriate.

Outside Advisors

The Board and its committees are free to engage independent outside financial, legal and other advisors as they deem necessary to provide advice and counsel on various topics or issues, at our expense, and are provided full access to our officers and employees.

Number of Meetings of the Board

The Board held eight meetings during fiscal 2012. Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend time needed and meet as frequently as necessary to properly discharge their responsibilities. Except as noted below, each current director attended 100% of the aggregate number of meetings of the Board and the Board committees on which he served during the period for which he served as a director and committee member in fiscal 2012. Mr. Wajnert, who was appointed to the Audit Committee effective September 30, 2011, attended five of the seven Audit Committee meetings held from September 30, 2011 through June 30, 2012.

Attendance at Annual Meetings of the Stockholders

All directors and director nominees are encouraged to attend the annual meeting of the stockholders. All of our directors who were members of the Board on the date of the 2011 annual meeting attended the 2011 annual meeting.

Executive Sessions

In accordance with our Corporate Governance Guidelines, our non-management directors meet in executive sessions on a periodic basis without management. The presiding director, for purposes of leading these meetings, is our Lead Independent Director, when these executive sessions take place in connection with Board meetings, and the Chairman of the standing committee, when these executive sessions take place in connection with standing committee meetings.

Communications with the Board

Stockholders or interested parties may send communications to our directors as a group or individually, by writing to those individuals or the group: c/o the Secretary, 7 Village Circle, Suite 100, Westlake, TX 76262. The Secretary will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of the Board or our business to the intended director(s). Examples of inappropriate communication include business solicitations, advertising and communication that is frivolous in nature, relates to routine business matters (such as product inquiries, complaints or suggestions), or raises grievances that are personal to the person submitting the communication. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.

The Board has adopted a policy for submitting concerns regarding our accounting or auditing matters. A copy of the Policy and Procedures for Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters, or the Ethics Policy, can be found in the Corporate Governance section of our website at www.solerainc.com. We have contracted with an independent third party to handle in-bound phone calls and emails relating to reports properly made pursuant to the Ethics Policy. Reports may be sent to our General Counsel and the Audit Committee through one of the following means: (1) calling one of the telephone numbers set forth in Schedule A of the Ethics Policy, which are available 24 hours per day, 365 days per year, (2) writing to the Audit Committee, c/o General Counsel, at 7 Village Circle, Suite 100, Westlake, TX 76262 or (3) emailing the Audit Committee at soleraholdings@signius.com. In the case of phone calls and emails, reports will be received by our independent service provider that will forward the reports to our General Counsel and the Chairman of the Audit Committee. In the case of written reports, they will be received by our General Counsel who will forward the reports to the Chairman of the Audit Committee. The confidentiality of all reports will be maintained to the extent consistent with law.

Committees of the Board

The composition, duties and responsibilities of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are set forth below. Committee members hold office for a term of one year. In the future, our Board may establish other committees, as it deems appropriate, to assist with its responsibilities. The charter for each of our committees is available on the investor relations page of our website at www.solerainc.com. You may contact the Secretary at our principal executive offices for a printed copy of these documents. The Compensation Committee charter and Nominating and Corporate Governance Committee charter were modified during fiscal 2012 and are attached as Appendix B and Appendix C to this Proxy Statement, respectively.

Audit Committee. The Audit Committee is responsible for (1) selecting the independent auditors, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of our financial statements, the independent auditors’ qualifications and independence, the performance of the independent auditors and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors’ report describing the auditing firms’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press releases, as well as financial information (including “pro forma”, “adjusted” or non-GAAP information) and earnings guidance provided to analysts and rating agencies from time to time, (7) discussing policies with respect to risk assessment and risk management, (8) periodically meeting separately with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and management’s response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) handling such other matters that are specifically delegated to the Audit Committee by the Board from time to time and (12) reporting regularly to the full Board.

Our Audit Committee currently consists of Messrs. Kingsbury (Chairman), Wajnert and Yarbrough. Following our 2012 annual meeting, our Audit Committee will consist of Messrs. Kingsbury (Chairman), Wajnert and Yarbrough, assuming each is elected to our Board. Our Board has determined that Messrs. Kingsbury (Chairman), Wajnert and Yarbrough are independent directors according to the rules and regulations of the SEC and the NYSE. Each member of the Audit Committee has the ability to read and understand fundamental financial statements. Our Board has determined that each of Messrs. Kingsbury, Wajnert and Yarbrough qualify as an “Audit Committee financial expert” as such term is defined in Item 407(d) of Regulation S-K. Our Audit Committee held ten meetings in fiscal 2012.

Compensation Committee. The Compensation Committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our senior executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our senior executive officers, (4) reviewing and consulting with our Chief Executive Officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the Compensation Committee by the Board from time to time. Our Compensation Committee currently consists of Messrs. Kingsbury, Viellieu (Chairman) and Yarbrough. Following our 2012 annual meeting, our Compensation Committee will consist of Messrs. Kingsbury, Viellieu (Chairman) and Yarbrough, assuming each is elected to our Board. Our Compensation Committee held nine meetings in fiscal 2012.

The Compensation Committee has the authority to delegate certain of its functions, although the ultimate responsibility for executive compensation policy and determinations rests with the Compensation Committee. Specifically, the Compensation Committee looks to the Chief Executive Officer for input and recommendations regarding the performance and compensation of the other senior executive officers and to the Senior Vice President, Global Human Resources and the General Counsel for information within their areas of responsibility. The Compensation Committee also has retained an independent compensation consultant, Frederick W. Cook & Co., or FWC, for advice regarding benchmarking and compensation structure. FWC makes recommendations regarding the specific compensation awarded to senior executive officers and directors. We retained Mercer, a compensation consulting firm, to provide management with compensation related advice. The Compensation Committee and FWC in turn may work with Mercer and other members of our management, in each case at the direction of the Compensation Committee, on matters such as setting base salaries, assessing our independent director compensation, establishing performance metrics for incentive programs and granting equity awards. For more information regarding the responsibilities and activities of the Compensation Committee, including its processes for determining executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee’s purpose is to assist our Board by identifying individuals qualified to become members of our Board consistent with criteria set by our Board and to develop our corporate governance principles. The Nominating and Corporate Governance Committee’s responsibilities include: (1) evaluating the composition, size and governance of our Board and its committees and making recommendations regarding future planning and the appointment of directors to our committees, (2) establishing a policy for considering stockholder nominees for election to our Board, (3) evaluating and recommending candidates for election to our Board, (4) overseeing the performance and self-evaluation process of our Board, standing committees and Chief Executive Officer, (5) developing continuing education programs for our directors, (6) reviewing our corporate governance principles and providing recommendations to the Board regarding possible changes, (6) Chief Executive Officer succession planning and (7) reviewing and monitoring compliance with our code of ethics and our insider trading policy. Our Nominating and Corporate Governance Committee currently consists of Messrs. Viellieu, Wajnert (Chairman) and Yarbrough. Following our 2012 annual meeting, our Nominating and Corporate Governance Committee will consist of Messrs. Viellieu, Wajnert (Chairman) and Yarbrough, assuming each is elected to our Board. Our Nominating and Corporate Governance Committee held nine meetings in fiscal 2012.

Director Candidates and Diversity

Criteria for Nomination to the Board of Directors

The Nominating and Corporate Governance Committee will consider candidates submitted by stockholders in accordance with our Bylaws and applicable law, as well as candidates recommended by directors and management, for nomination to our Board. One of the goals of the Nominating and Corporate Governance Committee is to assemble a Board that offers a variety of perspectives, backgrounds, knowledge and skills derived from high-quality business and professional experience. The Nominating and Corporate Governance Committee annually reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. The Nominating and Corporate Governance Committee has generally identified nominees based upon suggestions by independent directors, management and executive recruiting firms.

Process for Identifying and Evaluating Nominees

The Nominating and Corporate Governance Committee considers candidates by first evaluating the current members of the Board who intend to continue in service, balancing the value of continuity of service with that of obtaining new perspectives, skills and experience. If the Nominating and Corporate Governance Committee determines that an opening exists, it identifies the desired skills and experience of a new nominee, including the need to satisfy rules of the SEC and the New York Stock Exchange.

The Nominating and Corporate Governance Committee generally will evaluate each candidate based on the extent to which the candidate contributes to the range of talent, skill, experience and expertise appropriate for the Board generally, as well as the candidate’s integrity, business acumen, understanding of our industry and business, diversity, potential conflicts of interest, availability, independence of thought, and overall ability to represent the interests of our stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. Although the Nominating and Corporate Governance Committee uses these and other criteria as appropriate to evaluate potential nominees, it has no stated minimum criteria for nominees. We have from time to time engaged, for a fee, search firms to identify and assist the Nominating and Corporate Governance Committee with identifying, evaluating and screening candidates for our Board and may do so in the future.

In evaluating candidates for election to our Board, the Nominating and Corporate Governance Committee and our Board seek the most qualified individuals based on the criteria and desired qualities described above and consider diversity in the following manner. We believe a diversity of professional backgrounds enhances our

Board’s performance of its leadership and oversight functions in that directors with a variety of professional experience and expertise will be able to view all of the different elements and aspects of our business from different critical viewpoints and ask questions and make proposals and decisions from a broader range of professional views. Such diversity enables a broader critical review of more aspects of our business which we believe enhances, among other things, the Board’s oversight of our risk management processes.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or has been an officer or employee of the Company, and none of our executive officers served on the compensation committee or board of directors of any entity that employed any member of our Compensation Committee or Board. There are, and during fiscal 2011 there were, no interlocking relationship between any of our executive officers and the Compensation Committee, on the one hand, and the executive officers and compensation committee of any other companies, on the other hand.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy and Procedure

Our legal and finance departments are primarily responsible for developing and implementing processes and controls to obtain information from our directors, executive officers and significant stockholders regarding related party transactions and then determining, based on the facts and circumstances, whether we or a related-party has a direct or indirect material interest in our transactions. In accordance with our Conflict of Interest and Code of Conduct Policy, our Nominating and Corporate Governance Committee is responsible for the review, approval or ratification of “related-person transactions” between us or our subsidiaries and related persons. In accordance with our Audit Committee Charter, our Audit Committee is responsible for monitoring “related-person transactions” approved or ratified by our Nominating and Corporate Governance Committee. “Related person” refers to a person or entity that is, or at any point since the beginning of the previous fiscal year was, a director, officer, nominee for director, or 5% stockholder of us, or the immediate family members of such a person or entity. We do not have a written policy regarding the approval of related party transactions but the Nominating and Corporate Governance Committee will apply its review procedures to potential related-person transactions as a part of its standard operating procedures. In the course of their duties in reviewing, approving, ratifying and monitoring a related-party transaction, our Nominating and Corporate Governance Committee and Audit Committee, as appropriate, will consider:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including, the amount involved and type of transaction;

•	the importance of the transaction to the related party and to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and

•	any other matters our Nominating and Corporate Governance Committee or Audit Committee deems appropriate.

Any member of our Nominating and Corporate Governance Committee or Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of our Nominating and Corporate Governance Committee or Audit Committee at which the transaction is considered. Since July 1, 2010, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with the transactions described below.

Indemnification Agreements

As permitted by the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation includes provisions that authorize and require us to indemnify our officers and directors to the full extent permitted under Delaware law, subject to limited exceptions. We have also entered into indemnification agreements with each of our directors and named executive officers.

Employment Agreements with Named Executive Officers

We have entered into employment agreements with our named executive officers. These agreements are described in greater detail under the captions “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation” and “Executive Compensation—Severance Payments; Change of Control Benefits” or “Executive Compensation—Potential Payments upon Termination or Change in Control.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding beneficial ownership of our common stock, as of the Record Date, by each person known by us to own more than 5% of our common stock, each director and each of the named executive officers identified in the Summary Compensation Table and by all of our directors and named executive officers as a group (eight persons). The table lists the number of shares and percentage of shares beneficially owned based on 68,753,090 shares of common stock outstanding as of the Record Date, including (1) shares for which options will vest or will be exercisable within 60 days of the Record Date and (2) shares underlying restricted stock units that may vest and deliver shares within 60 days of the Record Date. Information in the table is derived from Securities and Exchange Commission filings made by such persons on Schedule 13F, Schedule 13G and/or under Section 16(a) of the Securities Exchange Act of 1934, as amended, and other information received by us. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percent
Stockholders owning 5% or more:
Morgan Stanley Investment Management, Inc. (1)	6,974,281	10.1%
Neuberger Berman Group, LLC (2)	6,083,027	8.8%
TimesSquare Capital Management, LLC (3)	4,639,142	6.7%
FMR, LLC (4)	4,123,716	6.0%
Janus Capital Management LLC (5)	4,107,599	6.0%
BlackRock Institutional Trust Company, NA (6)	3,478,695	5.1%
Directors, Named Executive Officers:
Tony Aquila (7)	695,932	1.0
Renato Giger (8)	63,520	*
Abilio Gonzalez (9)	43,008	*
Jason Brady (10)	81,773	*
Stuart J. Yarbrough (11)	32,482	*
Arthur F. Kingsbury (12)	26,268	*
Kenneth A. Viellieu (13)	19,054	*
Thomas C. Wajnert (13)	6,488	*
All directors and executive officers as a group (eight persons) (14)	968,525	1.4

*	Less than 1%

(1)	The address for Morgan Stanley Investment Management Inc. is 522 Fifth Avenue, New York, New York, 10036.
(2)	The address for Neuberger Berman Group, LLC is 605 Third Avenue, New York, New York, 10158.
(3)	The address for TimesSquare Capital Management, LLC is 1177Avenue of the Americas, 39th Floor, New York, New York, 10036.
(4)	The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts, 02109.
(5)	The address for Janus Capital Management LLC is 151 Detroit Street, Denver, Colorado, 80206.
(6)	The address for BlackRock Institutional Trust Company, NA is 40 East 52nd Street, New York, New York, 10022.
(7)	Includes options to purchase 417,544 shares of common stock that are exercisable within 60 days of October 1, 2012.
(8)	Includes options to purchase 26,776 shares of common stock that are exercisable within 60 days of October 1, 2012.
(9)	Includes options to purchase 34,298 shares of common stock that are exercisable within 60 days of October 1, 2012.
(10)	Includes options to purchase 62,910 shares of common stock that are exercisable within 60 days of October 1, 2012.
(11)	Includes 1,135 restricted stock units that will vest within 60 days of October 1, 2012. Also includes 9,260 shares of common stock held by the Stuart J. Yarbrough Family Trust UAD January 20, 2012. Mr. Yarbrough does not exercise any voting or investment control over the shares of common stock held by the Stuart J. Yarbrough Family Trust UAD January 20, 2012.
(12)	Includes 3,249 restricted stock units that will vest within 60 days of October 1, 2012.
(13)	Includes 1,135 restricted stock units that will vest within 60 days of October 1, 2012.
(14)	Includes options to purchase 541,528 shares of common stock that are exercisable and 6,654 restricted stock units that will vest within 60 days of October 1, 2012.

To our knowledge, no person or group beneficially owns 5% or more of our outstanding common stock other than as set forth in the table above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our executive officers, directors and greater than 10% owners file reports of ownership and changes of ownership of Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons, we believe that for fiscal 2012 all reporting persons complied with Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the fiscal 2012 compensation for our “named executive officers,” who are identified in the Summary Compensation Table on page 40 of this Proxy Statement. The purpose of this discussion is to provide and describe the context, policies and objectives underlying compensation for our named executive officers, as detailed in the tables and narratives following this section.

Our named executive officers during fiscal 2012 were:

•	Tony Aquila: Founder, Chairman of the Board, Chief Executive Officer and President;

•	Renato Giger: Chief Financial Officer, Treasurer and Assistant Secretary;

•	Abilio Gonzalez: Senior Vice President, Global Human Resources; and

•	Jason Brady: Senior Vice President, General Counsel and Secretary.

Executive Summary

Fiscal 2012 Business Climate and Results

We are the leading global provider of software and services to the automobile insurance claims processing industry. We also provide products and services that complement our claims processing software and services. At 2012 fiscal year end, we served customers in over 60 countries across six continents, including the ten largest automobile insurance companies in Europe and eight of the ten largest automobile insurance companies in North America.

During fiscal 2012, we continued our mission to grow our business through the introduction of new products and services and the acquisition of businesses that complement our core offerings or expand our offerings.

Our ability to be successful is impacted by a variety of factors, notably economic conditions in the markets we serve and the effect of foreign currency exchange rates, since a majority of our customer revenues are not in U.S. dollars. Fiscal 2012 was marked by significant uncertainty and economic deterioration in many countries where our products and services are sold. These conditions contributed to reduced levels of economic activity, affecting automobile sales, fuel prices and mileage driven, which reduce demand for or usage of our products and services in the affected countries.

We have a much higher percentage of non-U.S. revenue (70.4%) relative to the average non-U.S. revenue of the companies in our 2012 peer group (35.8%), with approximately 81% of our non-U.S. revenue generated in Europe and the United Kingdom, as compared to an average of approximately 50% of non-U.S. revenue generated in Europe and the United Kingdom for our 2012 peer group. Although our financial, operating and strategic performance in fiscal 2012 was better than fiscal 2011, we believe our relatively greater exposure to the economic decline and uncertainty in Europe and the volatility of foreign currency exchange rates, than that of our 2012 peer group companies, adversely impacted investor perception of our Company and the performance of our stock price during fiscal 2012.

To illustrate the influence that we believe the European economic decline and uncertainty and foreign currency exchange rate volatility had on our stock price during fiscal 2012, set forth below is a graph that reflects (i) the changes in our stock price during fiscal 2012, (ii) the changes in the U.S. dollar/Euro currency exchange rate during fiscal 2012 and (iii) the changes in the value of the iShares MSCI EMU Index Fund, ticker symbol EZU, an index fund tied to the publicly-traded securities in the European Monetary Union markets, as measured by the MSCI EMU Index (the “European ETF”). The graph below shows that our stock price during fiscal 2012 generally tracked both the European ETF value and the U.S. dollar/Euro currency exchange rate. We believe that, as a result of these factors, our stock price performance during fiscal 2012 does not reflect our solid operating and strategic performance during the year.

Our closing stock price was $41.79 at the end of fiscal 2012, a decline of 29% from our closing stock price of $59.16 at the start of fiscal 2012 (and nearly the same as the 30% decline experienced by the European ETF). This was in sharp contrast to the 64% growth in our stock price during fiscal 2011 and our three-year annual total stockholder return (“TSR”) of 29.4% through the end of fiscal 2011. In spite of the stock price decline during fiscal 2012, our three-year (July 2009 to June 2012) compound annual TSR was 19%, including dividends, and our five-year (July 2007 to June 2012) compound annual TSR was 17.4%, including dividends.

Notwithstanding these European and foreign currency macro-economic headwinds, and the negative effect that we believe their consideration had on our stock price, our financial, operating and strategic performance in fiscal 2012 was solid and we generally achieved our internal goals .

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Applying the currency exchange rates that were approved at the end of fiscal 2011 by our Board of Directors in connection with review and approval of our fiscal 2012 budget (the “Budgeted FX Rates”) to fiscal 2012 revenue, we grew revenue 16.4% over comparable fiscal 2011 revenue, achieving over 98% of our $836.5 million target for fiscal 2012;

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Applying Budgeted FX Rates to fiscal 2012 Adjusted EBITDA, we increased Adjusted EBITDA by 20.0% over comparable fiscal 2011 performance, producing over 99% of our $367.9 million target for fiscal 2012;

•	We continued to enhance and diversify our product and service offerings by execution of our disciplined acquisition strategy evidenced by:

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integration of Explore Information Services, LLC. (a leading U.S. provider of innovative data and analytic tools used by automobile property and casualty insurers) and New Era Software LLC (a U.S.-based provider of innovative data and analytic tools used by automotive property and casualty insurers), which were acquired in fiscal 2011; and

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acquisitions or investments in: (i) See Progress, Inc., a market-leading, U.S.-based provider of vehicle repair status software applications (“See Progress”); (ii) Inventory Technology Systems, Inc., a U.S.-based provider of innovative solutions that enhance salvage yard profitability by managing recycled parts logistics and increasing inventory turnover (“Inventory Technology Systems”); (iii) K&S Beheer B.V., a leading, Netherlands-based collision repair shop management system provider (“Commerce Delta”); (iv) Sinexia Corporacion Tecnologica, the developer of a leading software application for processing property and casualty insurance claims in Spain (“Sinexia”); and (v) Actual Systems, a global provider of premier parts recycling yard management systems (“Actual Systems”);

•	We created a more efficient and flexible capital structure designed to facilitate the execution of our long-term operating plan by amending and extending our senior secured credit facility; and

•	We benefitted from a strong collective performance from our senior leadership team as evidenced by successful execution in the face of difficult and changing economic conditions.

Although we registered significant financial, operational and strategic achievements during fiscal 2012, certain measures of our performance were not up to our historical standards. In fiscal 2012:

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For the first time since we became a public company in 2007, our GAAP net income declined from the prior year. The decline of $50.4 million to $107.0 million, or 32.0%, from fiscal 2011, was, however, primarily due to the one-time recognition during fiscal 2011 of a $55.2 million tax benefit associated with certain U.S. tax attributes that did not impact our fiscal 2012 operating results.

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After producing for our stockholders a one-year TSR of over 64% and a three-year compound annual TSR of over 29% through the end of fiscal 2011, our one-year TSR in fiscal 2012 was negative 29%. Our three-year compound annual TSR through fiscal 2012 was 19%, including dividends, and our five-year compound annual TSR through fiscal 2012 was 17.4%, including dividends.

Say-on-Pay Vote

Our stockholders approved our say-on-pay proposal at our 2011 annual meeting with a greater than 98% level of support. Our Compensation Committee considered the vote to be a strong indication of support for our compensation philosophy and strategy, and the compensation decisions we made in fiscal 2011, including the new employment agreement and special Performance Stock Unit (“PSU”) award granted to our CEO in June 2011 and reported in the Summary Compensation Table of our 2011 proxy statement. As a result, the Compensation Committee has maintained our compensation philosophy and strategy, and in so doing, made decisions that yielded significantly lower CEO compensation for fiscal 2012 versus fiscal 2011.

At the 2011 annual meeting, the stockholders also overwhelmingly favored an annual frequency for holding the say-on-pay vote and, accordingly, stockholders are being asked to cast a say-on-pay vote at the 2012 annual meeting. The Compensation Committee will review and take into consideration the results of the vote at our 2012 annual meeting when making subsequent compensation decisions.

Executive Compensation Awarded and Earned

During fiscal 2012, the compensation awarded and earned by our named executive officers reflected our pay-for-performance compensation philosophy and the terms of our compensation strategy. The following highlights and the further detailed discussion in this Compensation Discussion and Analysis, illustrate the strong ties among the amount of compensation actually realizable by our CEO and other executives, our stock price and our financial and operational performance.

•	In fiscal 2012, our CEO’s total target direct compensation proved to be in the median range of our peer group, as opposed to the 75th percentile in prior years.

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The stock award, option award and non-equity incentive plan compensation of our named executive officers is variable, as the actual amount of compensation realized will vary depending upon our financial performance, individual performance and changes in our stock price. The table below sets forth the percentage of our named executive officers’ fiscal 2012 salary, stock award, option award and non-equity incentive plan compensation as reported in the Summary Compensation Table on page 40 of this Proxy Statement that is (i) variable compensation and (ii) not variable, illustrating the significant impact that performance and changes in our stock price may have on our named executive officers’ compensation.

	Variable Compensation	Non-Variable Compensation
Tony Aquila	87%	13%
Renato Giger	76%	24%
Abilio Gonzalez	74%	26%
Jason Brady	76%	24%

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The decline in our stock price during fiscal 2012 impacted realizable compensation. For fiscal 2012, our CEO’s total realizable direct compensation was (i) below the 20th percentile of total actual direct compensation of similarly situated executives within the fiscal 2012 peer group and (ii) less than 50% of the amount of compensation reported in the Summary Compensation Table. The table below, which compares the amount of our CEO’s salary, stock award, option award and non-equity incentive plan compensation (i) as reported in the Summary Compensation Table on page 40 of this Proxy Statement and (ii) as realizable by our CEO as of June 30, 2012, illustrates the impact that the decline in our stock price had on the fiscal 2012 compensation realizable by our CEO.

	Summary Compensation Table	Realizable as of June 30, 2012
Salary	$776,308	$776,308
Stock Award (1)	$1,314,980	$952,227
Option Award (2)	$2,986,828	$0
Non-Equity Incentive Plan Compensation (Annual Cash Incentive)	$913,575	$913,575
TOTAL	$5,991,691	$2,642,110

(1)	The amount shown in the “Realizable as of June 30, 2012” column represents the aggregate value of the restricted stock unit awards granted to Mr. Aquila in fiscal 2012 as of June 29, 2012, the last trading day of fiscal 2012.
(2)	The amount shown in the “Realizable as of June 30, 2012” column reflects the fact that the closing trading price of our common stock as of June 29, 2012 is less than the exercise price for all of the stock options granted to Mr. Aquila in fiscal 2012.

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For fiscal 2012, the Other NEOs’ total realizable direct compensation was (i) approximately below the 10th percentile of total actual direct compensation of similarly situated executives within the fiscal 2012 peer group and (ii) approximately 61% of the amount of compensation reported in the Summary Compensation Table. The table below, which compares the aggregated amount of salary, stock award, option award and non-equity incentive plan compensation for Messrs. Giger, Gonzalez and Brady, or the Other NEOs, (i) as reported in the Summary Compensation Table on page 40 of this Proxy Statement and (ii) as realizable by the Other NEOs as of June 30, 2012, illustrates the impact that the decline in our stock price had on the fiscal 2012 compensation realizable by the Other NEOs.

	Summary Compensation Table	Realizable as of June 30, 2012 (1)
Renato Giger	$1,725,134	$1,048,246
Abilio Gonzalez	$1,255,957	$792,868
Jason Brady	$1,341,300	$797,833

(1)	The amount shown in the “Realizable as of June 30, 2012” column reflects (i) with respect to the stock awards granted to the Other NEOs in fiscal 2012, the aggregate value of the restricted stock unit awards as of June 29, 2012, the last trading day of fiscal 2012 and (ii) with respect to the option awards granted to the Other NEOs in fiscal 2012, the fact that the closing trading price of our common stock as of June 29, 2012 is less than the exercise price for all of the stock options granted to the Other NEOs in fiscal 2012.

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Toward the end of fiscal 2011 and as reported in our 2011 proxy statement, we awarded our CEO a special, TSR-based PSU award with a value of $4.2 million. Nothing is earned under the award unless our TSR performance relative to a peer group is at or above median during the applicable measurement periods within a three-year performance period. Because our relative TSR during the first measurement period was below the median, our CEO has not realized anything under the special PSU award to date and may not realize any compensation from this award unless our relative TSR improves significantly over the remainder of the three-year performance period.

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As a result of the 29% decline in our stock price during fiscal 2012, the in-the-money value of the stock options held by our CEO declined approximately $13.4 million, or 75%, while the value of his owned and unvested restricted stock awards fell approximately $6.7 million, or 29%.

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In fiscal 2012, we granted PSU awards to our other named executive officers besides the CEO, or the Other NEOs, with performance metrics tied to fiscal 2012 Company financial performance (revenues and Adjusted EBITDA) and relative TSR during fiscal 2012. Under the award, nothing would be earned unless financial performance was at least 97% of target financial performance levels or relative TSR was at least at the median. We achieved slightly below-target performance with respect to the two financial performance measures, but we were below-median for relative TSR, resulting in only 35.2% of the PSUs being earned.

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The annual incentive bonus amounts earned by Mr. Aquila and the Other NEOs for fiscal 2012 while above target were generally lower than the bonus amounts awarded for fiscal 2011. The lower amounts awarded in fiscal 2012 reflect financial performance of slightly below target in fiscal 2012, as compared to significant above-target performance in fiscal 2011, and a corresponding reduction in the fiscal 2012 discretionary multiplier. The Compensation Committee applied a modest upward discretionary multiplier to recognize strong operating goal achievement in an unexpectedly difficult economic environment, particularly in the foreign markets that represent a majority of our revenue.

•	The CEO’s base salary was not increased for fiscal 2013.

Compensation Policies

During fiscal 2012 we continued to maintain compensation policies in line with our compensation philosophy and strategy and good corporate governance.

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We award 70% of our CEO’s long term incentive compensation and 60% of our other NEO’s long term incentive compensation in the form of stock options. We believe stock options represent a powerful “pay-for-performance” vehicle and effective tool to achieve alignment between our senior executives and our stockholders with respect to the creation of long term stockholder value. This is illustrated by fiscal 2012 stock option awards, which do not currently have any intrinsic value despite the grant date fair value shown in the Summary Compensation Table.

•	Our employment agreements and long term incentive awards are “double trigger” with respect to severance and vesting upon a change in control.

•	We do not provide excise tax gross-ups in the event of change in control.

•	We do not provide supplemental pensions or extraordinary perquisites.

•	We have mandatory stock ownership guidelines for our senior executives, including a 6.0x salary guideline for the CEO.

•	Our CEO and other senior executives are subject to a clawback policy.

•	Our Compensation Committee engages its own independent compensation consultant.

Compensation Philosophy and Strategy

We pay for performance. Our executive compensation programs are focused on motivating achievement of our overall corporate business and financial objectives. Our compensation programs are also designed to attract, motivate, reward and retain executives who will continue to successfully manage and grow our business and drive our long-term success amidst favorable and unfavorable economic conditions.

The Compensation Committee considers the following objectives and principles in determining the form and amount of compensation for our named executive officers:

•	Pay appropriately for each executive officer’s role, responsibilities, competencies and achievements, as well as for overall corporate performance;

•	Provide compensation that is sufficiently competitive with companies with which we compete for executive talent to attract and retain high-quality executive officers;

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Align the interests of executives and our stockholders through use of a mix of compensation elements (salary, annual bonus incentive, long-term incentives) that encourage achievement of our business goals, support short-term initiatives and drive long-term success;

•	Link a significant portion of an executive’s compensation to objective measures of corporate performance and individual or team development and achievement;

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Subject meaningful amounts of compensation to stock price performance to ensure that the amount of compensation actually realized by executives rises or falls as our stockholders’ return rises or falls;

•	Motivate executives to deliver results above our plan targets; and

•	Reinforce a culture of accountability and excellence.

Application of our philosophy and strategy puts a substantial portion of an executive’s compensation at risk. As a result, the better the Company and our executive officers perform versus internal goals, and the better our return to our stockholders, then the greater the amount of compensation earned. If Company performance or the performance of our executive officers fall short of our expectations, or our stockholder returns lag, then a lesser amount of compensation will be earned.

Roles of the Compensation Committee, Executive Officers and Consultants in our Compensation Process

The Compensation Committee, which is comprised solely of independent directors, establishes our compensation philosophy and is responsible for designing and evaluating our compensation programs for directors and senior executive officers, including the CEO, making recommendations to the Board of Directors and management regarding those programs, awarding incentive compensation to senior executive officers and administering other compensation programs as authorized by the Board of Directors. The Compensation Committee alone determines the salary and overall compensation of our CEO. When establishing the compensation of the Other NEOs, the Compensation Committee receives an evaluation of their performance from the CEO, along with compensation recommendations from the CEO, makes any appropriate adjustments, and approves their compensation.

The Compensation Committee has the authority to retain the services of outside advisors, experts and compensation and benefits consultants to provide input and advice in compensation matters. For fiscal 2012 and consistent with prior years, the Compensation Committee utilized the services of Frederic W. Cook & Co. (“FWC”) as its outside compensation consulting firm. FWC provided the Compensation Committee with advice on executive and general compensation matters, which included:

•	Peer group for benchmarking compensation;

•	Executive cash compensation and executive equity compensation (including annual share usage under our long-term incentive plan);

•	Analysis of the degree to which the executive compensation program aligned with financial performance results;

•	Analysis of our CEO’s awarded and realizable compensation relative to our one-year, three-year and five-year total stockholder return;

•	Board of Directors compensation;

•	Form of employment agreement for the Other NEOs;

•	Performance share unit awards for the Other NEOs; and

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Review of our senior executive officer compensation program to assist the Compensation Committee in its determination whether the program includes risk-taking incentives that are likely to have a material adverse effect on Solera.

The Compensation Committee is solely responsible for FWC’s engagement, and FWC has not and, without the prior consent of the Compensation Committee, will not provide any services for our management or any other services for our directors. FWC representatives meet informally with the Compensation Committee Chair and formally with the Compensation Committee during the Compensation Committee’s regular meetings, including from time to time in executive sessions without any members of management present.

In fiscal 2012 and consistent with prior years, the Company retained Mercer, a compensation consulting firm, to provide management with compensation and benefits input and advice. Mercer’s advice included cash compensation and equity compensation for senior executive officers and other key employees as well as the terms of the form of employment agreement and the performance share unit awards for our the Other NEOs. Entities affiliated with Mercer provided benefit plan management services to us during fiscal 2012.

In carrying out its role of establishing our executive compensation philosophy and strategy and approving our compensation programs, the Compensation Committee solicits input and advice from several of our executive officers. As mentioned above, our CEO provides the Compensation Committee with feedback on the performance of the Other NEOs and makes compensation recommendations for the Other NEOs to the Compensation Committee for their approval. Our CEO, Senior Vice President, Global Human Resources and General Counsel frequently attend Compensation Committee meetings to provide their perspectives on competition in the industry, the needs of the business, information regarding our performance, and other information specific to their areas of responsibility. In addition, at the Compensation Committee’s direction, FWC works with our members of management and, on occasion, Mercer, to obtain information necessary for FWC to make its own recommendations as well as to evaluate management’s recommendations.

Benchmarking

For fiscal 2012, the Compensation Committee engaged FWC to perform benchmarking analysis to assess the competitiveness of executive compensation for each of our named executive officers. FWC assessed base salaries, annual incentives, total cash compensation, long-term incentives and total direct compensation (total cash compensation and long-term incentives) relative to a peer group of 23 companies, listed below, and from general industry surveys. The companies were chosen in May 2011 by the Compensation Committee, in consultation with FWC, because of their similarities to us in business (automotive and insurance services companies; software and services providers), market capitalization, total stockholder return, revenue and overlap with certain analyses performed by external stockholder advisory firms. They also are (i) companies with which we compete or may compete for executive talent and (ii) that would reasonably be used by stockholders for comparisons of executive compensation and performance. The companies were chosen using objective size criteria, with revenue and market capitalization, between one-third and three times our revenue and market capitalization, respectively, at the time the group was chosen (with one exception above the high-end of the revenue range to include LKQ, which is a peer with automotive industry and business model overlap). The 2012 peer group reflected a refinement of the fiscal 2011 group. Five companies were added (Global Payments, Progress Software, Synopsis, VeriSign and WebMD Health) due primarily to their similarity to us in revenue and market capitalization, and two companies were removed (Advent Software and Aspen Tech) as these companies fall below the objective size parameters. The fiscal 2012 peer group companies are set forth below:

Acxiom	Ansys	Concur Tech	Copart
Dun & Bradstreet	Equifax	Factset Research	Fair Isaac
Global Payments	IHS	Informatica	LKQ
J Henry & Associates	Micros Systems	MSCI	Progress Software
Quest Software	Red Hat	Rovi	Synopsis
TIBCO Software	VeriSign	WebMD Health

We generally use the 25th to 75th percentile of compensation for similar positions at the companies within our peer group as a market reference or guide to determine total direct compensation for our named executive officers. We believe this range allows us to attract and retain executive talent and allows us to establish meaningful performance goals, while also recognizing individual differences in performance, experience and professional development. The range provides an incentive for our named executive officers to achieve the goals established for our annual and strategic plans and realized gains or incur losses from increases and decreases in stockholder value alongside our stockholders. Importantly, we do not guarantee compensation at any specific percentile. Rather, we use the percentile range for guidance when performance is consistent with our plans and goals. When our goals are not achieved, or an individual is new to or developing into his or her position, then compensation may be set at the lower end of the percentile range.

Elements of Executive Compensation

The principal elements of our executive compensation program are:

•	Base salary;

•	Annual cash incentives; and

•	Long-term incentives.

We also provide post-termination benefits, including severance and retirement benefits, and limited additional executive benefits such as an annual allowance to our named executive officers.

These components, individually and in combination, are designed to accomplish one or more of the compensation objectives described above. We view executive compensation as an integrated total compensation program. The mix of compensation elements varies based on a senior executive officer’s position and responsibilities. The percentage of a senior executive officer’s compensation that is performance-based/at-risk or variable instead of fixed is based primarily on the senior executive officer’s level of influence at our Company, including the senior executive’s influence on our financial performance. Senior executive officers generally have a greater portion of their pay at risk through our annual cash incentive programs and long-term equity incentives than our other employees because of their relatively greater responsibility and ability to influence our performance. This is achieved by having higher target annual cash incentive opportunities and higher equity grant levels relative to base salary than employees who are not senior executives.

Base Salary

We provide a base salary to our named executive officers to provide a fixed amount of compensation for their services during the year, which is necessary to secure their services. Base salary is generally set between the 25th percentile and 75th percentile of our peer group, and reflects each named executive officer’s relative experience in his role and our expectations for the respective named executive officer’s contribution to the growth in the value of our Company. We consider the experience, skills, knowledge, past performance and responsibilities required of the senior executive officers in their roles. Other factors considered include the ability to replace the executive, the base salary at the executive’s prior employment and market data on similar positions provided by our consultant. Named executive officers with base salary below the median are continuing to gain experience and grow in their roles. For these named executive officers, base salaries may be increased as they continue to develop experience or as their roles expand.

We typically review and determine cash compensation levels for named executive officers annually within 90 days after the beginning of our fiscal year. For named executive officers who are relatively new to their roles, cash compensation determinations may be made in several steps during the fiscal year, enabling us to recognize operational achievement or professional growth in a more individualized manner. For fiscal 2012, the Compensation Committee approved the annual base salaries for all of the named executive officers in September 2011.

Mr. Aquila: in September 2011, the Compensation Committee approved an increase in the base salary of Mr. Aquila from $760,000 to $780,000, which maintained Mr. Aquila’s base salary at approximately the 75th percentile for base salaries of similarly situated executives within the fiscal 2012 peer group. The decision to set Mr. Aquila’s salary at this level reflected the Compensation Committee’s assessment of his historical and anticipated future contributions to our performance and growth, including his contributions to our one-year TSR of over 64% and three-year compound annual TSR of over 29% through the end of fiscal 2011.

Mr. Giger: in September 2011, the Compensation Committee approved an increase in the base salary of Mr. Giger from $387,000 to $410,000, slightly below the median for base salaries of similarly situated executives within the fiscal 2012 peer group. This amount reflected our phased approach to base salary determination since Mr. Giger had served as our CFO for slightly longer than one year. Mr. Giger’s base salary recognized his contributions to our performance, his performance as our CFO and continued progress in his professional and leadership development.

Mr. Gonzalez: in September 2011, the Compensation Committee approved an increase in the base salary of Mr. Gonzalez from $290,000 to $334,000, which base salary was set slightly below the median for base salaries of similarly situated executives within the fiscal 2012 peer group. This amount reflected our phased approach to base salary determination. Mr. Gonzalez’s base salary recognized his historical and anticipated future contributions to our performance and growth, the continued expansion of his role and continued progress in his professional and leadership development.

Mr. Brady: in September 2011, the Compensation Committee approved an increase in the base salary of Mr. Brady was increased from $300,000 to $318,000, which base salary was set below the median for base salaries of similarly situated executives within the fiscal 2012 peer group. This amount reflected our phased approach to base salary determination. Mr. Brady’s base salary recognized his historical and anticipated future contributions to our performance and growth and continued progress in his professional and leadership development.

Annual Cash Incentives

Each of our named executive officers may earn an annual bonus based on a specified percentage of his base salary. The purpose of the cash bonus is to provide an incentive to achieve annual corporate financial goals (revenue and Adjusted EBITDA), as well as individual objectives set by the CEO for his reports and by the Compensation Committee for the CEO. The rationale is that continuous execution against the financial goals and individual objectives will result in creation of sustained stockholder value over time. The amount of the bonus is based upon both the satisfaction of certain pre-established financial performance criteria and achievement of individual objectives. The primary determinant of each named executive officer’s bonus is Company financial performance.

For fiscal 2012, our named executive officers participated in the annual business incentive plan, or ABIP. The financial performance metrics under the ABIP were revenue and a financial measure we refer to as Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure that represents our GAAP net income, excluding (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) restructuring charges, asset impairments, and other costs associated with exit or disposal activities, (vi) other (income) expense, net, (vii) litigation-related expenses, (viii) acquisition-related costs and (ix) acquisition financial results. Acquisition financial results are the financial results from the following five businesses that we acquired or invested in during fiscal 2012: (i) See Progress, Inc; (ii) Inventory Technology ; (iii) Commerce Delta; (iv) Sinexia; and (v) Actual Systems.

Adjusted EBITDA allows us and investors to compare our current operating results with corresponding prior periods as well as to the operating results of other companies in our industry. We believe that Adjusted EBITDA provides valuable insight into our profitability exclusive of unusual adjustments. Revenue is included in the ABIP performance criteria, although with a lesser weighting than Adjusted EBITDA, because revenue growth is a key driver of profit growth over time, which we believe ultimately creates stockholder value. While acquisitions are an important component of our total growth, we exclude from the revenue and Adjusted EBITDA financial performance metrics the impact of acquisitions for the fiscal year in which we completed the acquisition as the results from acquired businesses are not assumed at the time we establish the annual financial performance targets. The exclusion of financial results of current year acquisitions also allows for a more stable comparison of revenue and Adjusted EBITDA results to our budget and targets and to our prior period results.

In fiscal 2012 and consistent with fiscal 2011, the ABIP financial performance metrics were established and the results were calculated using Budgeted FX Rates (as defined below) in effect for fiscal 2012. For purposes of the ABIP, Budgeted FX Rates are the currency exchange rates that were fixed by our Board of Directors at the end of fiscal 2011 in connection with review and approval of our fiscal 2012 budget. We applied the Budgeted FX Rates for fiscal 2012 versus actual currency exchange rates during 2012 to reduce the effect of currency volatility, which is beyond our executives’ control, on the results of the financial performance under the ABIP. In removing such volatility, the financial performance achieved is more readily related or attributable to the actual operating performance of our named executive officers.

Under the ABIP, the target bonus opportunity for Messrs. Aquila, Giger, Gonzalez and Brady was 100%,

75%, 70% and 70% of fiscal 2012 base salary, respectively. Revenue was weighted at 40% of financial performance, and Adjusted EBITDA was weighted at 60%, to emphasize profitable growth. The formula to determine the payment under the ABIP is:

Bonus Target x (40% (% of Revenue Award Funded) + 60% (% of Adjusted EBITDA Award Funded)

X Discretionary Multiplier

The range of the discretionary multiplier is 0 to 1.50. The discretionary multiplier provides a mechanism to adjust the bonus amount earned by the ABIP participants to recognize the strength or weakness of our financial performance and stockholder value creation, as well as individual performance.

The table below sets forth: (i) a range of fiscal 2012 revenue levels (in millions) above and below the revenue goal (noted in bold type) of $836.5 million; (ii) the percentage of required target achieved at the various revenue levels; and (iii) the corresponding funding percentage of the 40% weighted revenue portion of the fiscal 2012 ABIP formula. The $836.5 million revenue goal was based upon our Board-approved budget for fiscal 2012 and required an 18.4% improvement over the comparable level of fiscal 2011 revenue.

2012 Revenue Goal ($Mil.)	% Rev. Goal Achv’d	% Revenue Award Funded
$752.9	90.0%	50%
$794.7	95.0%	75%
$836.5	100.0%	100%
$878.3	105.0%	125%
$920.2	110.0%	150%

The table below sets forth: (i) a range of fiscal 2012 Adjusted EBITDA levels (in millions) above and below the Adjusted EBITDA goal (noted in bold type); (ii) the percentage of Adjusted EBITDA target achieved at various Adjusted EBITDA levels; and (iii) the corresponding funding percentage of the 60% weighted Adjusted EBITDA portion of the fiscal 2012 ABIP formula. The $367.9 million Adjusted EBITDA goal was based on our Board-approved budget and required a 21.3% improvement over the comparable level of fiscal 2011 Adjusted EBITDA.

2012 Adj. EBITDA Goal ($Mil.)	% EBITDA Goal Achv’d.	% Adj. EBITDA Award Funded
$294.3	80%	50%
$331.1	90%	75%
$367.9	100%	100%
$386.3	105%	125%
$404.7	110%	150%

For fiscal 2012, using Budgeted FX Rates, revenues were approximately $822.6 million, 16.4% above comparable fiscal 2011 revenue, and Adjusted EBITDA was approximately $364.2 million, 20.0% above comparable fiscal 2011 Adjusted EBITDA. The non-equity incentive plan compensation amounts set forth in the Summary Compensation Table for our named executive officers reflect: revenue achieved at 98.3% of target with the revenue award funded at 36.7% (91.8% revenue portion of award funded x 40% weighting); Adjusted EBITDA achieved at 99.0% of target with the Adjusted EBITDA award funded at 57.0% (95.0% Adjusted EBITDA portion of award funded x 60% weighting); and weighted award funding before application of the discretionary multiplier of 93.7%. The table below reflects for each of the named executive officers: (i) discretionary multiplier applied to his annual cash incentive payment and (ii) the total payout as a percentage of his target bonus amount for fiscal 2012:

Named Executive Officer	Discretionary Multiplier	Total Payout as a Percentage of Target Bonus Amount
Tony Aquila	1.25	117%
Renato Giger	1.25	117%
Abilio Gonzalez	1.25	117%
Jason Brady	1.25	117%

For all of the named executive officers, the Compensation Committee considered the following factors in the application of the discretionary multiplier:

•	Our essentially “on plan” financial performance results in fiscal 2012, which were achieved in a difficult global economic environment.

•	The effect of countermeasures deployed by management throughout fiscal 2012 to address the rapidly changing global economic conditions.

•	Individual and collective performance, which are described below.

For Mr. Aquila, the Compensation Committee’s evaluation and decision to approve an above-target discretionary multiplier centered on the positive operating outcomes listed above which occurred in a challenging economic environment and were the result of Mr. Aquila’s strong and disciplined leadership, his overall responsibility for the Company’s performance and execution of pre-established strategic and operational goals in the areas of:

•	Development of the next Solera Mission beyond $1 billion in revenue and $450 million in Adjusted EBITDA by fiscal 2014.

•	Completion of corporate development transactions and continued performance of recently acquired companies.

•	Progress in succession planning as well as management and talent development.

•	Adept initiation and execution of business diversification and countermeasures to address difficult future economic conditions and other headwinds.

•	Creation of a more efficient and flexible capital structure designed to facilitate the execution of our long-term operating plan by amending and extending our senior secured credit facility.

For the Other NEO’s, the fiscal 2012 performance evaluation process and criteria were different than they have been in prior years. As a result of the rapidly changing global economic conditions we encountered during fiscal 2012, Mr. Aquila reprioritized the objectives of the Other NEOs to focus their efforts on deploying countermeasures to address unexpectedly difficult global economic conditions. The Compensation Committee considered and accepted Mr. Aquila’s evaluation of the Other NEO’s fiscal 2012 performance on a collective basis and his recommendation with respect to use of a uniform discretionary multiplier for the Other NEOs. The following accomplishments were evaluated in connection with the application of an above-target discretionary multiplier:

•	Completion of five corporate development transactions that enhance our core products and services.

•

Revenue and Adjusted EBITDA countermeasures deployed to compensate for financial performance in some of our challenged countries and regions, which countermeasures included growth in revenue per claim, special customer programs and targeted waste reduction and restructuring efforts.

•

The hiring, training, promotion and redeployment of key Solera personnel as a critical element of our talent development and succession planning, which efforts contributed to results during fiscal 2012 and are expected to contribute further in fiscal 2013 and beyond.

•

Operational improvements and efficiencies implemented in a number of critical functions, including risk management, corporate development, intellectual property protection and personnel talent assessments.

•

Completion of the amendment and extension of our senior secured credit facility, resulting in a more efficient capital structure and terms that enhance our operating flexibility and support for our long-term operating plans.

Based on the foregoing factors and evaluation, the Compensation Committee approved Mr. Aquila’s recommendation for discretionary multipliers for the Other NEO’s set forth in the table above. The amount of the ABIP payments for fiscal 2012 are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 40.

Long-Term Incentives

In general, our equity incentive structure is intended to accomplish the following main objectives:

•	balance and align the interests of participants and stockholders;

•	reward participants for creation of stockholder value over the long term;

•	ensure competitive levels of compensation in line with our peer group; and

•	assist us in attracting, retaining and motivating key employees.

In fiscal 2012, the Compensation Committee developed, in consultation with FWC, an annual long-term incentive equity program for Messrs. Aquila, Giger, Gonzalez and Brady consisting of a mix of stock options, restricted stock units and, for the Other NEOs, performance share units (“PSUs”).

We have, and in fiscal 2012 we continued to use, stock options and restricted stock units as the principal method of providing long-term incentive compensation under our 2008 Omnibus Incentive Plan, or 2008 Plan. Equity awards vest over a period of time to encourage retention of our executive officers and focus their efforts on the creation of long-term stockholder value. Options and restricted stock units granted to named executive officers in fiscal 2012 vest 25% after the first year and on a quarterly basis thereafter for the next 12 quarters, subject in each case to the executive’s continued services to us.

We grant options to provide an incentive for executives to drive long-term share price appreciation through the development and execution of effective long-term strategies. We view stock options as being purely performance-based pay as pay is realized only if the trading price of our common stock increases. While we use the black-scholes value of the stock options as a frame of reference for determining the number of stock options to award, and such value appears in the Summary Compensation Table, the compensation, if any, eventually earned by the optionholder will depend entirely on an increase in our stock price.

We grant restricted stock units to enhance the retention of named executive officers and balance the more volatile rewards associated with stock options. We believe that restricted stock units align the interests of the named executive officers with the interests of the stockholders because the value of these awards fluctuate up and down with the trading price of our common stock, and, unlike stock options, provide retention value during periods of short-term market volatility. This, together with the vesting schedule, supports continuity in the senior management team. In fiscal 2012 and consistent with fiscal 2011, we incorporated a requirement applicable to the restricted stock units granted to our executive officers that an achievable performance target be met in order for any of these restricted stock units to vest. We did this in order to qualify the restricted stock units as deductible “performance-based compensation” for purposes of the Section 162(m) of the Internal Revenue Code. For the restricted stock units granted to our named executive officers in fiscal 2012, the $184.9 million Adjusted EBITDA performance target established for this purpose was achieved, and the restricted stock units will vest in accordance with the schedule described above.

Following is a discussion of the long-term incentive awards made to and amounts earned by our named executive officers during fiscal 2012:

Mr. Aquila: in September 2011, which is the first quarter of fiscal 2012, the Compensation Committee approved Mr. Aquila’s annual equity awards. Approximately 70% of the value of these awards was in the form of stock options and 30% was in the form of restricted stock units. Measured by the value of the awards at the date of grant and peer group data available at the time, these awards were approved so that the resulting target long-term incentive compensation and total target direct compensation was within the 75th percentile range. In determining to target this level of awards for Mr. Aquila, the Compensation Committee considered additional factors relating to our performance through fiscal 2011, including our long-term financial performance, our solid financial performance in a difficult economic environment during fiscal 2011, our one-year TSR of over 64% and three-year compound annual TSR of over 29% through the end of fiscal 2011 and Mr. Aquila’s strong historical individual performance. The Compensation Committee also considered the fact that 70% of the value of the equity awards was provided as stock options, a performance-based award that requires an increase in our share price, or else the option delivers no value (which, as of the Record Date, is the case with respect to the stock options granted to Mr. Aquila during fiscal 2012).

While the Compensation Committee targeted Mr. Aquila’s long-term incentive compensation and total direct compensation within the 75th percentile range, Mr. Aquila’s fiscal 2012 long-term incentive compensation and total direct compensation was actually in the median range as actual long-term incentive awards made by companies in our fiscal 2012 peer group were significantly higher than prior year amounts as peer share prices increased during fiscal 2012 (the “Peer Increase”).

As reported in our 2011 proxy statement, toward the end of fiscal 2011 the Compensation Committee granted a special PSU award (each PSU equals one share of the Company’s common stock) to Mr. Aquila pursuant to which Mr. Aquila would earn PSUs if we achieved TSR during the applicable measurement periods within a three-year performance period significantly above that of a peer group consisting of 48 publicly-traded, U.S.-based companies in the “software and services” GICS group with market capitalizations between $2 billion and $10 billion. Under the PSU award, Mr. Aquila will earn the target number of PSUs for a measurement period if our TSR for the period is at the 65th percentile of the peer group and 200% of the PSUs if our TSR for the period equal or exceeds the 90th percentile. No units are earned for the measurement period if relative TSR is below the 50th percentile. The first measurement period covered the twelve-month period ended March 31, 2012, and Mr. Aquila did not earn any PSUs during this period as our TSR was below the 50th percentile compared to the peer group. Mr. Aquila may not realize any compensation from this award unless our relative TSR performance improves significantly over the remaining measurement periods which end March 31, 2013 and March 31, 2014.

PSU Awards for the Other NEOs. In fiscal 2012, the Compensation Committee developed, in consultation with FWC, a special PSU award for the Other NEOs, which award was granted in September 2011. The special PSU award was intended to raise the other NEOs compensation toward above the median to recognize and encourage continued strong performance by the Other NEOS. The performance requirements were set to be challenging to reflect the fact that these awards increased long-term compensation above the median. Approximately 70% of the grant date value of the PSUs (each performance share unit equals one share of the Company’s common stock) are subject to Company revenue and Adjusted EBITDA performance targets (the “Financial PSUs”) and approximately 30% of the of the grant date value of the PSUs are subject to Company relative TSR performance targets (the “TSR PSUs”). The performance period for the PSUs was July 1, 2011 through June 30, 2012. As a result of the challenging goals, only 35.2 % of the target PSU awards were actually earned, and the remainder of the awards were forfeited.

With respect to the TSR PSUs, the TSR peer group and the methodology to calculate the number of TSR PSUs that can be earned by the Other NEOs are substantially similar to the TSR peer group and the methodology applicable to Mr. Aquila’s June 2011 special PSU award. Accordingly, the Other NEOs did not earn any TSR PSUs during the performance period as our TSR was below the 50th percentile compared to the peer group.

With respect to the Financial PSUs, the weighting between revenue (40%) and Adjusted EBITDA (60%) and the methodology used to calculate revenue and Adjusted EBITDA (including use of the Budgeted FX Rates) are the same as the weighting and methodology applicable to the fiscal 2012 ABIP. The target number of Financial PSUs would be earned for the performance period target revenue and Adjusted EBITDA was achieved; 200% of the target number of Financial PSUs if at least 105% and 106% of target revenue and Adjusted EBITDA was achieved, respectively, for the period. If revenue and Adjusted EBITDA achievement was below 98% and 97% of target revenue and Adjusted EBITDA, respectively, for the performance period, none of the Financial PSUs would be earned.

The table below sets forth: (i) a range of fiscal 2012 revenue levels (in millions) above and below the revenue goal (noted in bold type) of $836.5 million; (ii) the percentage of required target achieved at the various revenue levels; and (iii) the corresponding funding percentage of the 40% weighted revenue portion of the Financial PSUs.

FY12 Revenues ($mils)	Percent of Goal Achieved	PSU Funding Percent
<$819.8	<98.0%	0%
$819.8	98.0%	20.0%
$825.3	98.7%	46.7%
$830.9	99.3%	73.3%
$836.5	100.0%	100.0%
$843.5	100.8%	116.7%
$850.4	101.7%	133.3%
$857.4	102.5%	150.0%
$864.4	103.3%	166.7%
$871.4	104.2%	183.3%
$878.3	105.0%	200.0%

The table below sets forth: (i) a range of fiscal 2012 Adjusted EBITDA levels (in millions) above and below the Adjusted EBITDA goal (noted in bold type); (ii) the percentage of Adjusted EBITDA target achieved at various Adjusted EBITDA levels; and (iii) the corresponding funding percentage of the 60% weighted Adjusted EBITDA portion of the Financial PSUs.

FY12 Adj. EBITDA ($ mils)	Percent of Goal Achieved	Funding Percent
<$356.9	<97.0%	0%
$356.9	97.0%	20.0%
$360.5	98.0%	46.7%
$364.2	99.0%	73.3%
$367.9	100.0%	100.0%
$371.6	101.0%	116.7%
$375.3	102.0%	133.3%
$378.9	103.0%	150.0%
$382.6	104.0%	166.7%
$386.3	105.0%	183.3%
$390.0	106.0%	200.0%

As described above, fiscal 2012 revenues and Adjusted EBITDA were approximately $822.6 million and $364.2 million, respectively. As a result, the percentage of the revenue target achieved was 98.3% and the revenue award funding percentage was 33.7%; the percentage of the Adjusted EBITDA target achieved was 99.0% and the Adjusted EBITDA award funding was 73.4%; and the weighted award funding of the Financial PSUs was approximately 57.5%. As noted above, the funding percentage for the TSR PSUs was zero so that the other NEOs only earned 35.2% of the total PSU award. One-half of the earned PSUs vested immediately. The remaining 50% vest in equal quarterly installments over two years.

Mr. Giger: in September 2011, the Compensation Committee approved Mr. Giger’s annual equity awards. Mr. Giger’s mix of the value of stock options and restricted stock units was approximately 60% in the form of stock options and 40% in the form of restricted stock units; and Mr. Giger’s mix of the value of stock options, restricted stock units and PSUs was approximately 40% in the form of stock options, 27% in the form of restricted stock units and 33% in the form of PSUs. Measured by the value of the awards at the date of grant, these awards were approved so that the resulting target long-term incentive compensation was within the 75th percentile range and the target total direct compensation was between the median and the 75th percentile compared to similarly situated executives within the fiscal 2012 peer group. In determining the size of the awards for Mr. Giger and based on the recommendation of the CEO, the Compensation Committee considered Mr. Giger’s fiscal 2011 performance, which was at or above expectations, and his professional and leadership development versus his development plan.

While the Compensation Committee targeted Mr. Giger’s long-term incentive compensation within the 75th percentile range and total direct compensation between the median and the 75th percentile, actual target long-term incentive compensation and total direct compensation were closer to the median range as a result of the Peer Increase. For fiscal 2012, Mr. Giger’s total realizable direct compensation was approximately the 10th percentile of total actual direct compensation of similarly situated executives within the fiscal 2012 peer group primarily due to the fact that (i) the closing trading price of our common stock at the end of fiscal 2012 was less than the exercise price for all of the stock options granted to Mr. Giger in fiscal 2012 and (ii) Mr. Giger’s PSUs were earned at 35.2% of the target amount (the “Realizable Compensation Factors”).

Mr. Gonzalez: in September 2011, the Compensation Committee approved Mr. Gonzalez’s annual equity awards. Mr. Gonzalez’s mix of the value of stock options and restricted stock units was approximately 60% in the form of stock options and 40% in the form of restricted stock units; and Mr. Gonzalez’s mix of the value of stock options, restricted stock units and PSUs was approximately 40% in the form of stock options, 27% in the form of restricted stock units and 33% in the form of PSUs. Measured by the value of the awards at the date of grant, these awards were approved so that the resulting target long-term incentive compensation was within the 75th percentile range and the target total direct compensation was slightly above the median compared to similarly situated executives within the fiscal 2012 peer group. In determining the size of the awards for Mr. Gonzalez and based on the recommendation of the CEO, the Compensation Committee considered Mr. Gonzalez’s performance, which was at or above expectations, and his professional and leadership development versus his development plan.

While the Compensation Committee targeted Mr. Gonzalez’s long-term incentive compensation within the 75th percentile range and total direct compensation between the median and the 75th percentile, Mr. Gonzalez’s actual target long-term compensation and total direct compensation were closer to the median range as a result of the Peer Increase. For fiscal 2012, Mr. Gonzalez’s total realizable direct compensation was below the 10th percentile of total actual direct compensation of similarly situated executives within the fiscal 2012 peer group primarily due to the Realizable Compensation Factors.

Mr. Brady: in September 2011, the Compensation Committee approved Mr. Brady’s annual equity awards. Mr. Brady’s mix of the value of stock options and restricted stock units was approximately 60% in the form of stock options and 40% in the form of restricted stock units; and Mr. Brady’s mix of the value of stock options, restricted stock units and PSUs was approximately 40% in the form of stock options, 27% in the form of restricted stock units and 33% in the form of PSUs. Measured by the value of the awards at the date of grant, these awards were approved so that the resulting target long-term incentive compensation was within the 75th percentile range and the target total direct compensation was slightly below the median compared to similarly situated executives within the fiscal 2012 peer group. In determining the size of the awards for Mr. Brady’s and based on the recommendation of the CEO, the Compensation Committee considered Mr. Brady’s continued performance improvement, contributions to key Company transactions and continued progress in his professional and leadership development.

While the Compensation Committee targeted Mr. Brady’s long-term incentive compensation within the median range and total direct compensation slightly below the median range, Mr. Brady’s actual target long-term compensation and total direct compensation were below the median range as a result of the Peer Increase. For fiscal 2012, Mr. Brady’s total realizable direct compensation was below the 10th percentile of total actual direct compensation of similarly situated executives within the fiscal 2012 peer group primarily due to the Realizable Compensation Factors.

In July 2011 and as part of Mr. Brady’s fiscal 2011 annual long-term incentive compensation, Mr. Brady was awarded stock options and restricted stock units to reward operational achievement and his continued professional growth throughout fiscal 2011. As this component of Mr. Brady’s fiscal 2011 compensation was granted during fiscal 2012, the value of the awards are included in the Summary Compensation Table on page 40 of this Proxy Statement.

Equity Grant Practices: We do not have a formal policy regarding when we grant annual or other equity incentive awards to our named executive officers, although annual equity awards are typically granted in one or two installments during our fiscal year. In prior fiscal years, we have granted annual awards in two installments for certain named executive officers as this practice enables us to motivate or reward operational achievement or professional growth in a more individualized manner. The approval date and the grant date for all equity awards granted to employees, including the named executive officers, is the first day of the calendar month (or the business day closest to such day if such day is not a business day). The exercise price for stock options is the closing price of our common stock, as reported on the New York Stock Exchange, on the date of grant.

Dividends: In fiscal 2012, our Board continued the practice of paying quarterly dividends to holders of our common stock and restricted stock units granted prior to fiscal 2011. The amount of the dividend was $0.10 per share of common stock and restricted stock unit. All of our employees who hold shares of our common stock and/or restricted stock units awarded prior to fiscal 2011, including named executive officers, received cash dividends during fiscal 2012. Effective for restricted stock units and PSUs granted in fiscal 2011 and thereafter, no cash dividends will be paid to the named executive officers on unvested awards. Instead, dividend equivalents will accrue in the form of additional restricted stock units, which will be paid only as the underlying restricted stock units or PSUs vest and are paid. We pay dividends or provide dividend equivalents to the holders of restricted stock units and PSUs to reward them for their contributions to our overall financial performance that generates the capital resources to pay dividends.

Additional Information: Additional information relating to the long-term incentive awards is included in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table, and in the Grants of Plan- Based Awards Table and Outstanding Equity Awards at Fiscal Year End Table, and related narrative, beginning on page 40 below.

Employment Agreements; Severance and Post-Termination Benefits

We provide post-termination benefits to our named executive officers in accordance with their respective employment agreements. All cash severance payments for change-in-control are “double trigger,” requiring both a change-in-control and a qualifying termination event, and none of the officers have change-in-control excise tax gross-up protection.

We have entered into employment agreements with our named executive officers to assist in attracting and retaining their services by affording them financial protection in the event of a termination without cause irrespective of whether the termination is in connection with a change of control, resignation for good reason in connection with a change of control, and, in the case of Mr. Aquila only, resignation for good reason irrespective of whether the termination is in connection with a change of control. Our long-term incentive plans, employment agreements and, in certain cases, our equity award agreements, provide change-in-control benefits to enable named executive officers to have a balanced perspective in making overall business decisions in the context of a potential acquisition of our Company. We believe that change-in-control benefits, structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that our key talent would leave before a transaction closes.

As was the case with respect to the employment agreement we entered into with Mr. Aquila in June 2011, during fiscal 2012, the Compensation Committee developed, in consultation with FWC, new employment agreements for the Other NEOs, which agreements were executed in September 2012. Consistent with Mr. Aquila’s agreement, in addition to cash severance benefits, “double-trigger” accelerated vesting of equity awards in connection with a change-in-control, and the absence of any golden parachute tax gross-up, the employment agreements provide for accelerated vesting of a portion of the executive officer’s equity awards subject to time-based vesting in the event his employment is terminated by the Company without cause. The purposes of the new employment agreement were to:

•	recognize and incentivize the continued valuable contributions to the Company;

•	obtain alignment of severance terms and benefits; and

•	obtain enhanced confidentiality, non-competition and non-interference covenants that protect the Company.

Details of each individual named executive officer’s benefits, including the specific components of accelerated vesting and estimates of amounts payable in specified circumstances, are disclosed under “Potential Payments Upon Termination or Change in Control” beginning on page 45 below.

Retirement Benefits

We do not have any special executive retirement plans. We sponsor a tax-qualified employee savings and retirement plan, or 401(k) plan, that covers most employees in the United States who satisfy certain eligibility requirements relating to minimum age and length of service. We also contribute to social security and sponsor pension plans in various countries in which we have operations that cover most employees in these countries who satisfy certain eligibility requirements. In addition, Mr. Giger participates in a social security and pension plan available to most of our Swiss employees that enables him to save for retirement.

Annual Allowance

In fiscal 2012 and consistent with fiscal 2011, the CEO received an annual allowance of $50,000 and each of the Other NEOs received an annual allowance of $25,000 in lieu of any executive perquisites to cover items such as company automobile perquisite, country club fees or payment for the cost of financial counseling services and health club membership. All are viewed as benefits that assist with customer acquisition/retention, or that increase each officer’s health or working efficiency. The Compensation Committee approved the annual allowance in lieu of executive perquisites in order to control costs and to simplify administration. The Company does not make any tax gross-up payments in connection with the annual allowance.

Executive Benefits

In fiscal 2012 and in accordance with Compensation Committee approval, we continued to provide certain executive benefits for our named executive officers. The benefits include supplemental life and long-term disability insurance and annual physical exams. These benefits are intended to enhance the health and welfare of our named executive officers and recognize the potential physical toll related to managing our global operations. The Compensation Committee believes these are important business-related benefits as applied to our named executive officers as this group of employees spends a considerable amount of time traveling outside the United States, including less developed international locations where they may be more susceptible to illness.

Compensation Governance Policies

We use additional policies to ensure that our overall compensation structure is responsive to stockholder interests and competitive with the market. Specific policies include:

Stock Ownership Guidelines. The Compensation Committee has approved and instituted stock ownership guidelines for senior executive officers. After the beginning of fiscal 2015 or, in the case of executive officers hired after fiscal 2009, a period of five years from the employment start date, referred to as the Achievement Date, each senior executive officer listed below should beneficially own a number of shares of Solera common stock with a value listed below:

Employee	Multiple of Salary
CEO	6.0x
COO and CFO	2.0x
CEO’s direct Solera reports and named executive officers	1.5x

The ownership guideline is the lesser number of shares calculated as either (1) the multiple of salary above at the then-current trading price for a share of Solera’s common stock or (2) 75,000 shares for the CEO, 20,000 shares for the CFO and COO, and 8,500 shares for the CEO’s other direct reports (excluding the CEO’s executive assistant).

To the extent any senior executive officer does not own the guideline number of shares by Achievement Date, such senior executive officer is required to hold 50% of his/her net after tax profit shares following a stock option exercise or settlement of a restricted stock unit until the guideline is achieved.

Messrs. Aquila, Giger, Gonzalez and Brady are in compliance with our stock ownership guidelines.

No Hedging or Pledging of Solera Stock. Our policies prohibit our executive officers from engaging in any transaction involving a hedge or pledge of Solera securities or maintaining a margin account involving Solera securities.

Recoupment Policies (Clawbacks). Our policies also provide that in the event we are required to restate our financial statements, we will seek reimbursement of excess incentive compensation to the extent required by the Sarbanes-Oxley Act of 2002 and any rules or regulations that may be issued under the so-called “Dodd-Frank” legislation. In general, the amount to be paid back to us will be based on revised incentives that match the formula payout under the revised results, with discretion to reduce the revised awards to reflect the results.

Tax and Accounting Considerations on Compensation

The financial reporting and income tax consequences to us of individual compensation elements are important considerations for the Compensation Committee when it reviews compensation practices and makes compensation decisions. While structuring compensation programs that result in more favorable tax and financial reporting treatment is a general principle, the Compensation Committee balances these goals with other business needs that may be inconsistent with obtaining the most favorable tax and accounting treatment for each component of executive compensation.

Deductibility by Us. Under Section 162(m) of the Internal Revenue Code, we may not be able to claim a federal income tax deduction for compensation that is not performance-based (as defined in the Section 162(m) rules) paid to the CEO and the next three most highly compensated executive officers (other than the CFO) to the extent that any of these persons receives more than $1,000,000 in nonperformance-based compensation in any fiscal year. While the Compensation Committee considers our ability to deduct compensation amounts paid or to be paid to our executive officers in determining appropriate levels or manner of compensation, it has and may from time to time in the future approve amounts of compensation that are not, or may not be, fully deductible under Section 162(m).

Salaries, restricted stock unit awards which vest solely on the basis of time, and most perquisites and benefits paid to executive officers do not qualify as “performance-based” compensation under Section 162(m). Accordingly, a portion of these amounts of compensation may not be fully deductible (depending upon the value of our stock, and the amount of other nonperformance-based compensation an executive officer has during the year in which such amounts are paid. Our ABIP, stock options and our restricted stock unit awards to our named executive officers and the PSU awards to the Other NEOs are structured as performance-based for purposes of Section 162(m) and therefore should be deductible.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The information contained in the following report of Solera’s Compensation Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Solera under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Solera specifically incorporates it by reference.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management and, based on that review and discussion, recommended to the Board that it be included in this Proxy Statement.

This report is submitted by all of the current members of the Compensation Committee, each of whom served on the Compensation Committee during fiscal 2012:

Arthur F. Kingsbury

Kenneth A. Viellieu

Stuart J. Yarbrough

Executive Officers

Set forth below are the name, age, position and a description of the business experience of each of our current executive officers.

Name	Age	Position
Tony Aquila	47	Chairman of the Board, Chief Executive Officer and President
Renato Giger	52	Chief Financial Officer, Treasurer and Assistant Secretary
Abilio Gonzalez	51	Senior Vice President, Global Human Resources
Jason Brady	43	Senior Vice President, General Counsel and Secretary

Please see “ITEM 1—ELECTION OF DIRECTORS” above for a description of Mr. Aquila’s business experience.

Renato Giger has served as our Chief Financial Officer, Treasurer and Assistant Secretary since July 2010. Prior to that, Mr. Giger served as our EMEA Chief Financial Officer since we acquired our predecessor company in April 2006 and served as our Global Corporate Controller since October 2009. Mr. Giger has been employed by us and our predecessor since July 1993 during which time he has held several positions, most recently as Chief Financial Officer of Audatex. Mr. Giger has a Masters Degree in Finance from the University of Bern (Switzerland).

Abilio Gonzalez has served as our Senior Vice President, Human Resources since August 2009. From September 2008 to July 2009, Mr. Gonzalez owned a business franchise that produces and commercializes large format digital printing. From August 2006 to September 2008, Mr. Gonzalez was the Chief People Officer of Cott Corporation, one of the largest global beverage producers. From December 2005 to July 2006, Mr. Gonzalez provided consulting services. From September 2003 to November 2005, Mr. Gonzalez held several positions with Microsoft Corporation, a technology company, including General Manager for Information Worker and General Manager for Global Talent Acquisition and Engagement. Mr. Gonzalez has a B.Sc. degree in Mathematics and Physics from Emporia State University and a M.Sc. degree in Organizational Development from Pepperdine University.

Jason Brady has served as our Senior Vice President and General Counsel since December 2007, and our Secretary since August 2008. Prior to joining us, Mr. Brady provided legal consulting services to technology and entertainment companies. Prior to that, Mr. Brady was the Vice President, General Counsel and Corporate Secretary of Xenogen Corporation, a biotechnology company, from March 2005 through its acquisition by Caliper Life Sciences in August 2006. From April 2004 to March 2005, Mr. Brady was the Director of Legal Affairs for Abbott Diabetes Care, Abbott Laboratories’ diabetes testing device business. Prior to that, Mr. Brady was the Senior Corporate Counsel, Director of Legal Affairs and Assistant Secretary of TheraSense, Inc., a diabetes testing device company, from June 2001 until its acquisition by Abbott Laboratories in April 2004. Mr. Brady has a B.A. in History from the University of California, Los Angeles and a J.D. from Santa Clara University School of Law.

There are no family relationships among our directors or executive officers.

Summary Compensation Table

The following table sets forth the compensation earned by our named executive officers during the fiscal years ended June 30, 2012, 2011 and 2010.

Name and Principal Position	Fiscal Year Ended June 30,	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (5)	Total
Tony Aquila	2012	$776,308	$—	$1,314,980	$2,986,828	$913,575	$109,717	$6,101,408
Chief Executive Officer and President	2011	754,692	—	5,518,346	3,200,092	1,276,800	786,664	11,536,594
	2010	729,615	—	1,151,547	2,692,491	1,216,500	97,094	5,887,247

Renato Giger (3)	2012	405,754	—	389,889	569,332	360,159	112,661	1,837,794
Chief Financial Officer, Treasurer and Assistant Secretary	2011	344,448	—	205,224	433,371	487,620	491,427	1,962,090
	2010	279,459	—	34,513	80,850	245,933	74,410	715,165

Abilio Gonzalez (4)	2012	325,877	—	266,736	389,506	273,838	66,229	1,322,186
Senior Vice President,	2011	285,513	—	209,598	328,108	292,320	106,201	1,221,740
Global Human	2010	233,333	—	164,372	256,991	193,398	364,685	1,212,780
Resources

Jason Brady	2012	316,754	—	306,861	456,965	260,720	53,086	1,394,386
Senior Vice President,	2011	269,856	—	250,013	471,760	252,000	256,904	1,500,533
General Counsel and	2010	254,327		51,487	120,676	164,393	34,703	622,587
Secretary

(1)	The amounts shown in the applicable column represent the aggregate grant date fair value of each restricted stock unit award (including Dividend Equivalents associated with the restricted stock unit awards granted to Messrs. Aquila, Gonzalez and Brady) granted during the fiscal year and represent the aggregate grant date fair value of each stock option award granted during the fiscal year in each case calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation (FAS 123(R)) (“ASC Topic No. 718”). A discussion of the assumptions used in determining the grant date fair value and share-based compensation expense of these equity awards is set forth in Note 11 to the consolidated annual financial statements included in our 2012 Annual Report.
(2)	The amounts shown in this column represent annual management incentive bonuses earned in each fiscal year pursuant to our Annual Business Incentive Plan and, for fiscal year 2010, pursuant to our Solera Incentive Plan for Messrs. Giger, Gonzalez and Brady. All amounts were paid in the following fiscal year.
(3)	Mr. Giger was appointed Chief Financial Officer, Treasurer and Assistant Secretary in July 2010. Through July 2010, Mr. Giger lived and worked for us in Switzerland. Except for the amounts in the Stock Awards and Option Awards columns, all U.S. dollar amounts in the table above for Mr. Giger reflect a foreign currency exchange rate of $0.92170 to CHF1.00 for fiscal year 2010.
(4)	Mr. Gonzalez’s employment commenced in August 2009.
(5)	All Other Compensation for the fiscal year ended June 30, 2012 consists of the following:

All Other Compensation Items	Tony Aquila	Renato Giger	Abilio Gonzalez	Jason Brady
Medical, dental and vision insurance premiums paid by us	$15,111	$15,409	$15,111	$15,111
Life insurance premiums paid by us	3,629	3,704	3,877	1,436
Short- and long-term disability premiums paid by us	13,153	10,041	5,895	4,641
Company 401(k) and pension plan contributions	8,526	53,130	5,267	5,058
Annual allowance	50,000	27,083	25,000	25,000
Cash dividends paid on unvested restricted stock units	11,062	1,795	1,278	1,839
Physical examinations paid by us	7,695	1,500	9,800	—
Total all other compensation	109,717	112,661	66,229	53,086

Grants of Plan-Based Awards

During fiscal 2012, we granted restricted stock units and options to purchase our common stock to our named executive officers, performance share units to all of our named executive officers other than Mr. Aquila and each of our named executive officers participated in our annual cash incentive plan for named executive officers. The following table provides information on each of these awards on a grant-by-grant basis.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($) (2)
		Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)
Tony Aquila	September 1, 2011	—	—	—	22,786	(3)	—		$—	(4)	$1,314,980
	September 1, 2011	—	—	—	—		189,881	(5)	57.71		2,986,828
	September 1, 2011(7)	—	780,000	1,755,000	—		—		—		—
Renato Giger	September 1, 2011	—	—	—	6,756	(3)	—		—	(4)	389,889
	September 1, 2011	—	—	—	—		36,194	(5)	57.71		569,332
	September 14, 2011	—	—	—	8,675	(6)	—		—		473,499
	September 1, 2011 (7)	—	307,500	691,875	—		—		—		—
Abilio Gonzalez	September 1, 2011	—	—	—	4,622	(3)	—		—	(4)	266,736
	September 1, 2011	—	—	—	—		24,762	(5)	57.71		389,506
	September 14, 2011	—	—	—	6,525	(6)	—		—		356,148
	September 1, 2011 (7)	—	233,800	526,050	—		—		—		—
Jason Brady	July 1, 2011	—	—	—	933	(8)	—		—	(4)	56,400
	July 1, 2011	—	—	—	—		5,255	(9)	60.45		91,227
	September 1, 2011	—	—	—	4,340	(3)	—		—	(4)	250,461
	September 1, 2011	—	—	—	—		23,251	(5)	57.71		365,738
	September 14, 2011	—	—	—	5,800	(6)	—		—		316,576
	September 1, 2011 (7)	—	222,600	500,850	—		—		—		—

(1)	Represents potential payouts of non-equity incentive plan awards for fiscal 2012 as set forth in our Annual Business Incentive Plan. Actual amounts paid to our named executive officers are disclosed in the Summary Compensation Table above under the heading “Non-Equity Incentive Plan Compensation.” The material terms of our Annual Business Incentive Plan are described in “Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentives” above.
(2)	Represents the grant date fair value of each individual equity award as calculated in accordance with ASC Topic No. 718. A discussion of the assumptions used in determining the grant date fair value and share-based compensation expense of these equity awards is set forth in Note 11 to the consolidated annual financial statements included in our 2012 Annual Report.
(3)	Represents restricted stock unit awards that are subject to the achievement of a company Adjusted EBITDA target for fiscal 2012. Adjusted EBITDA is a non-GAAP financial measure that represents our GAAP net income, excluding (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) restructuring charges, asset impairments, and other costs associated with exit or disposal activities, (vi) other (income) expense, net, (vii) litigation related expenses, (viii) acquisition-related costs and (ix) acquisition financial results. If the performance target is achieved, then the awards vest 25% on September 30, 2012 and vest 6.25% on each December 31, March 31, June 30 and September 30 thereafter until fully vested. The Company fiscal 2012 Adjusted EBITDA performance target was achieved.
(4)	Upon vesting of each restricted stock unit or performance share unit, as applicable, the individual is entitled to receive one share of common stock for each vested restricted stock unit or performance share unit. No exercise or payment of exercise price is required.
(5)	The stock options vested 25% on September 30, 2012 and vest 6.25% on each December 31, March 31, June 30 and September 30 thereafter until fully vested.
(6)	Represents the target number of performance share unit awards granted to each of Messrs. Giger, Gonzalez, and Brady. The maximum number of performance share awards that can be granted is 200% of the target number of awards, or 17,350, 13,050, and 11,600 for each of Messrs. Giger, Gonzalez, and Brady, respectively. Approximately 70% of the value of the awards is subject to Company fiscal 2012 revenue and Adjusted EBITDA performance targets and approximately 30% of the value is subject to Company relative total stockholder return (“TSR”) performance target. The Company did not achieve the TSR performance target, and none of the performance share unit awards subject to achievement of the TSR performance target were earned. The Company partially achieved the fiscal 2012 revenue and Adjusted EBITDA performance targets, and Messrs. Giger, Gonzalez and Brady earned 3,237, 2,431 and 2,158 awards, respectively. 50% of these earned performance share unit awards vested on September 30, 2012 and 6.25% of these earned performance share unit awards will vest on each December 31, March 31, June 30 and September 30 thereafter until fully vested.
(7)	Represents the date that the Compensation Committee of the Board approved the respective executive officer’s cash bonus target applicable for fiscal 2012.
(8)	Represents restricted stock units that vested 25% on June 30, 2012 and 6.25% on each September 30, December 31, March 31 and June 30 thereafter until fully vested.
(9)	The stock options vested 25% on June 30, 2012 and 6.25% on each September 30, December 31, March 31 and June 30 thereafter until fully vested.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth certain information regarding the outstanding equity awards held by our named executive officers as of June 30, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Restricted Stock Units or Restricted Shares That Have Not Vested		Market Value of Options, Restricted Stock Units or Restricted Shares That Have Not Vested (1)
Tony Aquila	67,626	—	(2)	$25.79	May 1, 2018			$—
	54,625	18,125	(2)	24.45	November 3, 2018			314,288
	179,969	112,500	(2)	31.15	October 1, 2016			1,197,000
	115,324	148,275	(2)	43.73	October 1, 2017			0
	—	189,881	(3)	57.71	September 1, 2018			0
						2,125	(2)	$88,804
						12,500	(2)	522,375
						16,904	(2)	706,418
						54,000	(4)	2,256,660
						22,786	(5)	952,227
Renato Giger	500	—	(2)	23.41	December 3, 2017			—
	1,763	—	(2)	28.65	July 1, 2018			—
	1,125	188	(2)	24.45	November 3, 2018			3,260
	3,545	3,546	(2)	36.01	December 1, 2016			20,496
	19,843	19,843	(2)	39.33	August 2, 2017			48,814
	—	36,194	(3)	57.71	September 1, 2018			0
						63	(2)	2,633
						389	(2)	16,256
						2,609	(2)	109,030
						6,756	(5)	282,333
						3,237	(6)	362,528
Abilio Gonzalez	17,220	9,192	(2)	25.55	September 1, 2016			$149,278
	5,254	3,153	(2)	33.01	January 31, 2017			27,683
	11,824	15,203	(2)	43.73	October 1, 2017			0
	—	24,762	(3)	57.71	September 1, 2018			0
						1,796	(2)	75,055
						353	(2)	14,752
						2,697	(2)	112,708
						4,622	(5)	193,153
						2,431	(6)	272,680
Jason Brady	29,000	—	(2)	24.03	January 2, 2018			$—
	4,725	675	(2)	17.42	December 1, 2015			16,450
	8,819	5,292	(2)	36.01	December 1, 2016			30,588
	9,642	9,643	(2)	39.33	August 2, 2017			23,722
	9,411	12,102	(2)	43.73	October 1, 2017			0
	1,313	3,942	(2)	60.45	July 1, 2018			0
	—	23,251	(3)	57.71	September 1, 2018			0
						225	(2)	9,403
						581	(2)	24,280
						1,058	(2)	44,214
						2,146	(2)	89,681
						700	(2)	29,253
						4,340	(5)	181,369
						2,148	(6)	242,382

(1)	The market value of options that have not vested is based on the closing price of our common stock on the New York Stock Exchange on June 30, 2012 ($41.79 per share). less the exercise price of the option; provided that the table reflects a value of zero if the exercise price of the option is greater than $41.79 . The market value of restricted stock units that have not vested is based on the closing price of our common stock on the New York Stock Exchange on June 30, 2012 ($41.79 per share).
(2)	The unvested equity awards in the table above vest 6.25% of the total number of units awarded on each September 30, December 31, March 31 and June 30 until fully vested.
(3)	Vest 25% on September 30, 2012 and 6.25% on each December 31, March 31, June 30 and September 30 thereafter until fully vested.
(4)

Represents a special performance share unit granted to Mr. Aquila on June 6, 2011. The target number of shares subject to this agreement is 54,000 and the maximum number of stock awards that can be granted under this agreement is 108,000. The performance criterion of this award is relative TSR measured against a peer group during three performance periods. Under the award, Mr. Aquila will earn the target number of performance share units for a performance period if our TSR for the period is at the 65th percentile of the peer group and 200% of the PSUs if our TSR for the period equal or exceeds the 90th percentile. No units are earned for the performance period if TSR is below the 50th percentile. The first performance period covered the twelve-month period ended March 31, 2012, and Mr. Aquila did not earn any performance share units during this performance period as our TSR was below the 50th percentile compared to the peer group. The material terms of this performance share unit are further described in “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives” above.
(5)	25% of the awards vested on September 30, 2012 and vest 6.25% of the awards vest on each December 31, March 31, June 30 and September 30 thereafter until fully vested.
(6)	50% of the awards vested on September 30, 2012 and 6.25% of the awards will vest on each December 31, March 31, June 30 and September 30 thereafter until fully vested.

Stock Options Exercised and Restricted Stock Units Vested

The table below sets forth the number of restricted stock units held by our named executive officers that vested during fiscal 2012 and information about exercises of stock option awards during fiscal year 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Tony Aquila	36,000	805,248	37,282	1,737,508
Renato Giger	—	—	1,746	79,960
Abilio Gonzalez	—	—	2,735	128,161
Jason Brady	—	—	4,622	217,356

(1)	The value realized on exercise is based on the closing price of our common stock on the New York Stock Exchange on the date of exercise less the exercise price of the option award.
(2)	The value realized on vesting is based on the closing price of our common stock on the New York Stock Exchange on the vesting date.

Severance Payments; Change of Control Benefits

We provide severance payments to our executive officers and change of control benefits for certain of our executive officers. The severance payments and change of control benefits, as applicable, are set forth in the following agreements:

•

Mr. Aquila: executive employment agreement dated June 6, 2011; equity award agreements relating to the stock options and restricted stock units granted to Mr. Aquila in fiscal 2008, fiscal 2009, fiscal 2010 and fiscal 2011 (the “Award Agreements”).

•	Mr. Giger: executive employment agreement dated September 4, 2012.

•	Mr. Gonzalez: executive employment agreement dated September 4, 2012.

•	Mr. Brady: executive employment agreement dated September 4, 2012.

Severance Payments. Set forth below is a summary description of the severance benefits for each of the named executive officers who is entitled to or has received a contractual severance benefit:

•

Mr. Aquila: if Mr. Aquila’s employment is terminated by us without “cause” or is terminated by Mr. Aquila for “good reason”, then he is entitled to receive (i) salary continuation equal to three times his then-applicable annual base salary payable over eighteen months, (ii) with respect to long-term incentive awards subject to time-based vesting, immediate vesting of the number of awards that are scheduled to vest during the twelve months immediately following the employment termination date, (iii) with respect to performance share unit awards, accelerated vesting as provided in the performance share unit award grant agreement and (iv) benefits continuation for a period of eighteen months.

•

Messrs. Giger, Gonzalez and Brady, or the Other NEOs: if the employment of any of the Other NEOs is terminated by us without “cause”, then he is entitled to receive (i) salary continuation equal to one times the sum of his base salary and annual target bonus payable over eighteen months, (ii) with respect to long-term incentive awards subject to time-based vesting, immediate vesting of the number of awards that are scheduled to vest during the twelve months immediately following the employment termination date, (iii) with respect to performance share unit awards, accelerated vesting as provided in the performance share unit award grant agreement and (iv) benefits continuation for a period of eighteen months.

“Cause” and “good reason” are more fully described below under “—Potential Payments upon Termination of Change in Control.”

Change of Control Arrangements. Set forth below is a summary description of the change of control arrangements set forth in our long-term incentive plans and for each of the named executive officers:

Our 2007 Long-Term Equity Incentive Plan and our 2008 Omnibus Incentive Plan do not provide for automatic acceleration of vesting in the event of a change in control of our Company. To the extent outstanding awards are assumed or continued in connection with the change in control, no acceleration of vesting will occur. If the outstanding awards are not assumed or continued, then, with respect to awards under the 2008 Plan, all unvested stock options and restricted stock units granted pursuant to the plan will immediately vest in connection with a change in control (as defined in the plan) if the successor company does not assume the plan stock option and restricted stock unit awards or grant substitute awards to the holders of plan stock option and restricted stock unit awards. The vesting of unvested stock options and restricted stock units granted pursuant to the 2007 Plan will be determined based on the terms of the specific change of control transaction. Awards subject to performance-based vesting will only vest to the extent provided in the particular award.

In accordance with the terms of Mr. Aquila’s Award Agreements, the equity awards are subject to accelerated vesting as follows: in the event of a change of control of Solera, all of the unvested equity awards will immediately vest if (i) the acquirer fails to assume the equity awards or issue an equivalent replacement award for the equity awards, or (ii) within twenty-four months immediately following a change of control, Mr. Aquila’s employment by or services to us are terminated without “cause” (as defined above) or Mr. Aquila resigns for “good reason” (as defined above). In accordance with the terms of Mr. Aquila’s executive employment agreement, if Mr. Aquila’s employment is terminated by the Company or the acquirer without “cause” or is terminated by Mr. Aquila for “good reason” within 24 months following a change of control, then he is entitled to receive (i) salary continuation equal to two times his then-applicable annual base salary and an amount equal to two times his then-applicable annual target bonus opportunity payable over eighteen months, (ii) with respect to long-term incentive awards subject to time-based vesting, immediate vesting of the 100% of the awards, (iii) with respect to performance share unit awards, accelerated vesting as provided in the performance share unit award grant agreement and (iv) benefits continuation for a period of eighteen months. For purposes of Mr. Aquila’s change of control arrangements, the definition of change of control is identical to the definition of change of control set forth in our 2007 Long-Term Equity Incentive Plan and 2008 Omnibus Incentive Plan.

In accordance with the terms of the executive employment agreement for each of the Other NEOs, if his employment is terminated by the Company or the acquirer without “cause” or is terminated by him for “good reason” within 24 months following a change of control, then he is entitled to receive (i) salary continuation equal to 1.5 times his then-applicable annual base salary and an amount equal to 1.5 times his then-applicable annual target bonus opportunity payable over eighteen months, (ii) with respect to long-term incentive awards subject to time-based vesting, immediate vesting of the 100% of the awards, (iii) with respect to performance share unit awards, accelerated vesting as provided in the performance share unit award grant agreement and (iv) benefits continuation for a period of eighteen months. For purposes of each of the Other NEOs’ change of control arrangements, the definition of change of control is identical to the definition of change of control set forth in our 2007 Long-Term Equity Incentive Plan and 2008 Omnibus Incentive Plan.

Potential Payments upon Termination or Change in Control

The following table sets forth the benefits that would arise upon certain terminations of employment or a change in control under the terms of (1) Mr. Aquila’s executive employment agreement and the restricted stock unit grant agreements and stock option agreements relating to the equity awards granted to Mr. Aquila in fiscal 2008, fiscal 2009, fiscal 2010 and fiscal 2011, or the Award Agreements and (2) the executive employment agreement for each of the Other NEOs. The table assumes that (i) the termination and/or change in control occurred on June 30, 2012, (ii) in connection with a change in control, the acquiring company assumed or granted substitute awards for all of Solera’s outstanding equity awards granted pursuant to Solera’s 2007 Long-Term Equity Incentive Plan or 2008 Omnibus Incentive Plan and (iii) in the case of the Other NEOs, their executive employment agreements were in effect as of June 30, 2012.

Name	Benefit	Termination without Cause or for Good Reason (1)		After Change in Control— Termination without Cause or for Good Reason (1)		Change in Control	Voluntary Termination	Death or Disability
Named Executive Officers
Tony Aquila	Severance payments	$2,340,000	(2)	$3,120,000	(3)	$—	$—	$—
	Accelerated vesting of restricted stock units and stock options	1,237,000	(2)	4,526,000	(4)	—	—	—
Renato Giger	Severance payments	717,500	(5)	1,076,250	(6)	—	—	—
	Accelerated vesting of restricted stock units and stock options	284,000	(5)	773,000	(7)	—	—	—
Abilio Gonzalez	Severance payments	567,800	(5)	851,700	(6)	—	—	—
	Accelerated vesting of restricted stock units and stock options	274,000	(5)	668,000	(7)	—	—	—
Jason Brady	Severance payments	540,600	(5)	810,900	(6)	—	—	—
	Accelerated vesting of restricted stock units and stock options	239,000	(5)	621,000	(7)	—	—	—

(1)	Cause is generally defined as (A) the conviction or plea of no contest of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to our Company or any of our subsidiaries or any of our or our subsidiaries’ customers or suppliers, (B) substantial and repeated failure to perform duties, (C) gross negligence or willful misconduct with respect to our Company or any of our subsidiaries, (D) conduct tending to bring our Company or any of our subsidiaries into substantial public disgrace or disrepute or (E) any breach of the confidentiality provision, non-solicitation provisions or non-competition provisions of the executive’s employment agreement. Good reason is generally defined as (X) a reduction in base salary of more than 5%, (Y) a material diminution in titles or duties, or (Z) a change in the location of our Company’s principal office by more than 25 miles.
(2)	If Mr. Aquila’s employment is terminated by us without “cause” or is terminated by Mr. Aquila for “good reason”, then he is entitled to receive (i) salary continuation equal to three times his then-applicable annual base salary payable over eighteen months and (ii) with respect to long-term incentive awards subject to time-based vesting, immediate vesting of the number of awards that are scheduled to vest during the twelve months immediately following the employment termination date.
(3)

If Mr. Aquila’s employment is terminated by the Company or the acquirer without “cause” or is terminated by Mr. Aquila for “good reason” within 24 months following a change in control, then he is entitled to receive salary continuation equal to two times his then-applicable annual base salary and an amount equal to two times his then-applicable annual target bonus opportunity payable over eighteen months.
(4)	If Mr. Aquila’s employment is terminated by the Company or the acquirer without “cause” or is terminated by Mr. Aquila for “good reason” within 24 months following a change in control, then all of the unvested restricted stock units and/or stock options held by Mr. Aquila will immediately vest in full. The value of such restricted stock units and stock options as set forth in the table above is based upon the price of our common stock reported on the New York Stock Exchange as of June 30, 2012 (less, in the case of stock options, the exercise price).
(5)	If any of the Other NEOs’ employment is terminated by us without “cause”, then he is entitled to receive (i) salary continuation equal to one times the sum of his base salary and annual target bonus payable over eighteen months and (ii) with respect to long-term incentive awards subject to time-based vesting, immediate vesting of the number of awards that are scheduled to vest during the twelve months immediately following the employment termination date.
(6)	If any of the Other NEOs’ employment is terminated by the Company or the acquirer without “cause” or is terminated by him for “good reason” within 24 months following a change in control, then he is entitled to receive salary continuation equal to 1.5 times his then-applicable annual base salary and an amount equal to 1.5 times his then-applicable annual target bonus opportunity payable over eighteen months.
(7)	If any of the Other NEOs’ employment is terminated by the Company or the acquirer without “cause” or is terminated by him for “good reason” within 24 months following a change in control, then all of the unvested restricted stock units and/or stock options held by him will immediately vest in full. The value of such restricted stock units and stock options as set forth in the table above is based upon the price of our common stock reported on the New York Stock Exchange as of June 30, 2012 (less, in the case of stock options, the exercise price).

Compensation of Directors

All of our non-employee directors receive equity awards and annual cash retainers. The cash retainers are paid on a quarterly basis. The annual retainers are set forth below:

Annual Fees (1)
Board member	$65,000
Lead Independent Director	$75,000
Audit Committee Chair	$42,500
Audit Committee member	$17,500
Compensation Committee Chair	$40,000
Compensation Committee member	$15,000
Nominating and Corporate Governance Committee Chair	$30,000
Nominating and Corporate Governance Committee member	$10,000

(1)	Standing committee chairperson retainer includes the chairperson’s member retainer; chairperson does not receive a separate member retainer.

In addition to the annual retainers, each non-employee director receives a per-meeting fee of $1,000 for each meeting of the Board and each standing committee that the director is a member of after the first eight meetings of each corporate body in a fiscal year.

Each new non-employee director elected or appointed to our Board of Directors is automatically granted an initial restricted stock unit award to cover a number of shares of our common stock determined by dividing (A) $375,000 by (B) the fair market value of a share of our common stock on the date of grant, with the number of shares rounded down to the nearest whole share. $225,000 of the initial restricted stock unit awards vest in equal quarterly installments during the first twelve months following the date of grant. The remaining $150,000 of the initial restricted stock unit awards vest in equal annual installments on each of the first, second and third anniversaries of the date of grant.

Each non-employee director who is re-elected to our Board automatically receives a restricted stock unit award, as of the date of the annual meeting, to cover a number of shares of our common stock determined by dividing (A) $225,000 by (B) the fair market value of a share of our common stock on the date of the annual meeting, with the number of shares rounded down to the nearest whole share. These annual restricted stock unit awards vest in equal quarterly installments during the first twelve months following the date of grant.

For each of the automatic restricted stock unit awards, all unvested awards immediately vest upon (i) death or disability of the director, (ii) separation from the Board (for any reason other than through voluntary resignation before the next succeeding annual meeting) and (iii) a change of control. Each non-employee director may elect to defer receipt of the shares issued upon the settlement of the vested restricted stock units until the earliest of the following to occur: (i) five years from the date of grant; (ii) separation from the Board (for any reason) and (iii) a change of control. Disability is as defined in our equity incentive plans. For purposes of the restricted stock unit awards, a change of control is as defined in our equity incentive plans. Each director may make an irrevocable, annual election to receive restricted stock units in lieu of the director’s annual cash fee as a Board member on a dollar-for-dollar basis. Except for Mr. Aquila, who does not receive automatic awards as a director, all of our directors will receive an annual restricted stock unit award as of the date of the 2012 annual meeting upon re-election to our Board.

Immediately following the 2011 annual meeting, we granted Messrs. Kingsbury, Viellieu, Wajnert and Yarbrough 4,542 restricted stock units. Each of these grants was an annual grant under the non-employee director compensation policy described above.

The Board has stock ownership guidelines for our non-employee directors. The guidelines provide that, after a period of five years of service as a director, each non-employee director should hold our equity securities with a value of at least five times such non-employee director’s annual Board member cash retainer. Our Board also has a policy prohibiting hedging or pledging of our securities. Our policy prohibits our directors from engaging in any transaction involving a hedge or pledge of our securities or maintaining a margin account involving our securities.

The following table summarizes the compensation of our current and former directors in fiscal 2012.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Stuart J. Yarbrough	$191,815	$224,965	$416,780
Arthur F. Kingsbury	125,500	224,965	350,465
Kenneth A. Viellieu	117,000	224,965	341,965
Thomas J. Wajnert	79,484	431,185	510,669
Jerrell W. Shelton (2)	51,250		51,250

(1)	Represents the grant date fair value of each individual equity award as calculated in accordance with ASC Topic No. 718.
(2)	Mr. Shelton served on the Board and standing committees through November 10, 2011.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2013 MEETING

We evaluate director nominees recommended by stockholders in the same manner in which we evaluate other director nominees. We have established through our Nominating and Corporate Governance Committee selection criteria that identify desirable skills and experience for prospective Board members, including consideration of the potential candidate’s qualification as independent, as well as consideration of diversity, age, skills, expertise and experience in the context of the Board and other criteria determined by the Nominating and Corporate Governance Committee from time to time.

Stockholder proposals intended for inclusion in our proxy statement relating to our 2013 annual meeting in November 2013 must be received by us no later than June 15, 2013, and must otherwise comply with the SEC’s rules, to be considered for inclusion in our proxy materials relating to our 2013 annual meeting.

In addition, our Bylaws establish advance notice procedures for (1) the nomination, other than by or at the direction of the Board, of candidates for election as directors and (2) business to be brought before an annual meeting of stockholders other than by or at the direction of the Board. Any stockholder who wishes to submit a proposal to be acted upon at next year’s annual meeting or who proposes to nominate a candidate for election as a director must submit such notice in compliance with such procedures.

Any such proposals, as well as any questions related thereto, should be timely submitted in writing to our Secretary at the address below. Our Secretary must receive this notice no earlier than July 18, 2013 and no later than August 17, 2013.

Notice of a nomination must include:

(i) as to each person whom the stockholder proposes to nominate for election as a director at such meeting (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Company which are, directly or indirectly, owned beneficially or of record by the person, (D) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant and (E) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made (A) the name and record address of such stockholder, and of such beneficial owner, (B) the class or series and number of shares of capital stock of the Company which are, directly or indirectly, owned beneficially or of record by such stockholder and such beneficial owner, (C) a description of all arrangements or understandings between such stockholder and such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (E) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder or such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner with respect to shares of stock of the corporation, and (F) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Notice of a proposal must include as to each matter the stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, (B) the text of the proposal (including the exact text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the bylaws, the exact text of the proposed amendment), (C) the reasons for conducting such business at the annual meeting, (D) the name and address, as they appear on our books, of such stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is being made, (E) the class and number of our shares which are, directly or indirectly, beneficially owned by such stockholder and such beneficial owner, (F) any material interest of such stockholder or such beneficial owner in such business, (G) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder or such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner with respect to shares of our stock and (H) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

You may contact our Secretary at our principal executive offices for a copy of the relevant provisions of our Bylaws regarding the requirements for making stockholder proposals and nominating director candidates.

ADDITIONAL INFORMATION

We will bear the cost of the 2012 annual meeting and the cost of this proxy solicitation, including mailing costs. In addition to solicitation by mail, our directors, officers, and regular employees may solicit proxies by telephone or otherwise, with no specific additional compensation to be paid for such services. We also will reimburse, upon request, all brokers and other persons holding Common Stock for the benefit of others for their reasonable expenses in forwarding our proxy materials and any accompanying materials to the beneficial owners of Common Stock and in obtaining authorization from beneficial owners to give proxies. We have engaged Georgeson, Inc. to assist us in the solicitation of proxies and to provide related advice and information support at an estimated cost of $20,000, plus expenses and disbursements.

The Board knows of no matter to be brought before the 2012 annual meeting other than the matters identified in this Proxy Statement. If, however, any other matter properly comes before the annual meeting, the individuals named in the proxy solicited by the Board intend to vote on it on behalf of the stockholders they represent in accordance with their best judgment.

By order of the Board of Directors

Jason Brady

Secretary

Dated: October 5, 2012

Appendix A

SOLERA HOLDINGS, INC.

CORPORATE GOVERNANCE GUIDELINES

(AS AMENDED FEBRUARY 28, 2012)

Solera Holdings, Inc. (the “Company”) is committed to developing effective, transparent and accountable corporate governance practices. These Corporate Governance Guidelines (“Guidelines”) were approved by the Company’s Board of Directors (the “Board”) and, together with the certificate of incorporation, bylaws and committee charters of the Company, provide a framework for the governance of the affairs of the Company. The Guidelines are subject to regular review by the Nominating and Corporate Governance Committee who may recommend to the Board that they be modified or updated, when appropriate.

1.	BOARD RESPONSIBILITIES

(a)	Responsibilities of the Board

The business of the Company is conducted by management under the direction of the Chief Executive Officer (the “CEO”). The Board’s responsibility is to oversee, on behalf of stockholders, the conduct of the Company’s business, to provide advice and counsel to the CEO and senior management, to protect the Company’s best interests and to foster the creation of long-term value for stockholders.

Among other things, the Board’s decision-making responsibilities include:

(i)	Review and approval of the Company’s mission, strategies, objectives and policies, as developed by the CEO and senior management;

(ii)	Approval of director candidates recommended by the Nominating and Corporate Governance Committee for election by stockholders at the Annual Meeting; and

(iii)	Approval of material investments or divestitures, strategic transactions and other significant transactions not in the ordinary course of the Company’s business.

Among other things, the Board’s oversight responsibilities include monitoring:

(i)	The Company’s performance in relation to its mission, strategies, financial and non-financial objectives;

(ii)	The performance and effectiveness of the Company’s management team;

(iii)	Absence event, sustainability and development plans for key Company executives, including the CEO;

(iv)	Major risks facing the Company and management’s plan for mitigation of such risk;

(v)	The Company’s financial reporting processes, internal controls and risk management processes; and

(vi)	The Company’s compliance with legal and regulatory requirements.

In carrying out their responsibilities, Board members shall exercise their business judgment and act in ways that they reasonably believe will serve the best interests of the Company and its stockholders. As appropriate, the Board may also consider the interests of other stakeholders, including employees, customers and the members of the communities in which the Company operates.

(b)	Expectations of Board Members

Board members are expected to:

(i)	Become and remain informed about the Company, its business and its industry;

(ii)	Attend all meetings of the Board and of Board committees on which they serve, having read and considered the pre-reading materials in advance of the meeting. Both incumbent and prospective Board members are also encouraged to attend the Company’s Annual Meeting; and

(iii)	Participate constructively in Board and committee meetings, drawing upon their individual experience, knowledge and background, as appropriate, to provide perspectives and insights.

2.	BOARD OPERATIONS

(a)	Board Size

Subject to the conditions outlined in the Company’s bylaws and certificate of incorporation, the number of directors which shall constitute the Board of Directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

(b)	Board Meetings

The Board holds at least four regular meetings each year and may hold additional or special meetings whenever necessary. Regular Board meetings are generally held in person, although Board members may participate by conference call, if necessary. Special meetings may be held either in person or by conference call. The Board may also act by unanimous written consent.

(c)	Board Agendas

The Chairman of the Board, if one shall have been elected and if such Chairman is an independent director, will, in consultation with the CEO and the Board, cause to be established the agenda for each Board meeting and will cause such agenda to be distributed to directors in advance of the meeting. If the Chairman of the Board is not an independent director, or if a Chairman shall not have been elected, then the Lead Independent Director, if one shall have been elected, will, in consultation with the CEO and the Board, cause to be established the agenda for each Board meeting and will cause such agenda to be distributed to directors in advance of the meeting. In all other cases, the Board shall elect one of its independent members to establish, in consultation with the CEO and the Board, the agenda for each Board meeting and distribute it to directors in advance of the meeting. Any director may request that a subject be included on the agenda and may raise a subject that is not on the agenda at any Board meeting.

(d)	Pre-Reading Materials

Pre-reading materials for the Board and committee meetings are distributed to directors sufficiently in advance of each meeting to permit meaningful review. Materials should be as concise as possible while still providing the information necessary for directors to make an informed judgment on the agenda items. However, it is recognized that certain exigent circumstances may cause the materials to be late or incomplete.

(e)	Board Committees

The Board has three standing committees: Audit, Compensation and Nominating and Corporate Governance. The Board also has a Lead Independent Director. The committees’ charters and the charter of the Lead Independent Director are posted on the Company’s website. The Nominating and Corporate Governance Committee regularly reviews the Board’s committee structure and charters in conjunction with the committee chairmen and the Lead Independent Director. Such charters shall be updated where necessary to ensure compliance with the rules of the New York Stock Exchange (“NYSE”), and any other applicable laws or regulations.

The Nominating and Corporate Governance Committee makes recommendations to the Board relative to committee members and chairmen consistent with the membership criteria outlined in the applicable committee charter. Committee appointments are subject to approval of the majority of the full Board. The Board may replace any committee chairs or members or add additional members to a Board committee at any time during the year.

(f)	Executive Sessions of Non-Management Directors

The non-management directors meet regularly without management present in conjunction with the Board meetings. After the executive session, the independent director presiding at such executive session will update the CEO, as deemed appropriate by the independent directors, on the key items discussed. Non-management directors who are not independent under the NYSE rules may participate in these executive sessions.

3.	DIRECTOR QUALIFICATIONS AND BOARD COMPOSITION

(a)	Director Criteria

The Company seeks to align Board composition with the Company’s strategic direction so that the Board members bring skills, experience and backgrounds that are relevant to the key strategic and operational issues that they will oversee and approve. Director candidates are typically selected based upon their character, track record of accomplishment in leadership roles, as well as their professional and corporate expertise, skills and experience. Criteria that are typically considered by the Board in the selection of directors include:

(i)	the independence, judgment, strength of character, reputation in the business community, ethics and integrity of the individual;

(ii)	the business or other relevant experience, skills and knowledge that the individual may have that will enable him/her to provide effective oversight of the Company’s business;

(iii)	the fit of the individual’s skill set and personality with those of the other Board members so as to build a Board that works together effectively and constructively; and

(iv)	the individual’s ability to devote sufficient time to carry out his or her responsibilities as a director in light of his/her occupation and the number of boards of directors of other public companies on which he or she serves.

(b)	Regulatory Requirements

The Nominating and Corporate Governance Committee reviews Board and committee composition at least annually to ensure that compliance with the NYSE and any other regulatory requirements are met. In so doing, the Nominating and Corporate Governance Committee conducts a review of the independence of all members of the Board for the purposes of determining which Board members are deemed independent and which are not. Board members must notify the Chairman of the Nominating and Corporate Governance Committee, as soon as practicable, in the event that their circumstances change in a manner that may impact the committee’s view of their independence.

(c)	Nominating Process

The nominating process outlined herein applies only with respect to the nomination of director candidates who will be presented to the Company’s stockholders for election at the Annual Meeting, if any. Where a third party has the right to nominate one or more directors to the Company’s Board, the selection and nomination of such directors need not be subject to this process.

The Nominating and Corporate Governance Committee is responsible for the identification and recruitment of director candidates for election by the stockholders and makes recommendations with respect to the nomination of new Board members, which are subject to a vote of the full Board. In developing recommendations for new Board candidates, the nominating process used by the committee consists of the following steps:

(i)	The Nominating and Corporate Governance Committee reviews current Board composition to determine particular skills or experience to be added or replaced through the recruitment of new Board members. The committee may inform members of the Board, members of senior management and any search firm retained by the committee to assist in director recruitment in light of these needs and may ask for their help in identifying strong Board candidates who would meet these requirements and the broader director criteria outlined above;

(ii)	Any potential Board candidates identified by the search firm, the network of contacts of the current Board and senior management and any director candidates recommended by stockholders will be reviewed by the Nominating and Corporate Governance Committee against these needs and the broader director criteria and a “short list” of candidates will be prepared from this preliminary review;

(iii)	Reference checks on and interviews with “short listed” candidates will be conducted. Such reference checks may include gathering references and perspectives from any current Board members or members of senior management who may know the candidate. Any search firm retained by the Nominating and Corporate Governance Committee may also assist the committee with the reference checks. The Chairman of the Nominating and Corporate Governance Committee will gather feedback from the interviews; and

(iv)	The Nominating and Corporate Governance Committee will meet in person or by conference call to discuss and make recommendations to the Board with respect to the candidates. The full Board will then vote on the committee’s recommendations. Those candidates approved by a majority of the Board shall be nominated for election by the Company’s stockholders at the next Annual Meeting.

The Chairman of the Board, if such Chairman is an independent director, or if such Chairman is not an independent director, the Lead Independent Director, will contact any candidate(s) so approved, invite them to attend the Company’s Annual Meeting and to join the Board at its first meeting thereafter, if they are elected by the Company’s stockholders at the Annual Meeting. In the case of a Board candidate appointed between Annual Meetings, the same nominating process will generally apply except that the approved candidate will be invited to join the Board at its next meeting after his/her approval by the Board and will stand for election by stockholders at the first Annual Meeting thereafter.

(d)	Director Terms

Directors elected by stockholders shall be elected annually and shall serve for a term of one year, subject to re-nomination on the recommendation of the Nominating and Corporate Governance Committee and approval by the majority of the Board. Directors who are appointed by third parties having the right to appoint one or more Board members shall be subject to the terms of appointment established by such third party pursuant to its legal rights with the Company.

(e)	Change of Position

Any director whose primary employment changes from the position that he or she held when becoming a member of the Board will promptly notify the Chairman of the Nominating and Corporate Governance Committee of this change and submit a written resignation from the Board. The director’s resignation shall not become effective unless accepted by the Board.

(f)	Limitations on Board Service

The Board does not believe that its members should generally be prohibited from serving on boards and/or committees of other organizations, and the Board has not adopted any guidelines limiting such activities. However, the CEO and other executive officers of the Company must receive the Board’s prior approval before accepting any invitation to serve as a director of any other public or private company.

Prior to becoming a director of another public company, a director shall notify the Chairman of the Nominating and Corporate Governance Committee and the Chief Executive Officer in order to avoid potential conflicts of interest and to address whether the aggregate number of directorships held by such director would interfere with his or her ability to carry out his or her responsibilities as a director of the Company. In the event that the Board determines that the additional directorship constitutes a conflict of interest or interferes with such director’s ability to carry out his or her responsibilities as a director of the Company, such director, upon the request of the Board, shall either offer his or her resignation or not accept the other directorship.

4.	DIRECTOR ACCESS TO MANAGEMENT AND INDEPENDENT ADVISORS

(a)	Access to Management

Directors shall have full and unrestricted access to any relevant Company records and are encouraged to meet with any officer or other employee of the Company or the Company’s outside counsel or accountants, with or without senior executives present. As a courtesy, directors will exercise their judgment to ensure that this access does not impede or interfere with the conduct of the Company’s business and is coordinated, where possible, through the CEO so as not to undermine normal lines of management authority.

(b)	Access to Independent Advisors

In their sole discretion, the Board and each of its committees shall have the sole authority and responsibility to select, employ, retain and terminate any financial, legal, executive search, consulting and other professional advisors as they deem necessary or appropriate to assist in the discharge of their responsibilities. The Company shall provide funding to cover the professional fees and reasonable expenses of any such independent advisors retained by the Board or any of its committees.

5.	DIRECTOR COMPENSATION

The Compensation Committee shall recommend to the full Board for its approval the amount and form of compensation to be paid to Company directors. In making its recommendations, the Compensation Committee shall consider the director compensation policies and practices at the Company’s principal competitors and other comparable companies to ensure that the compensation (both direct and indirect forms) paid to the Company’s directors is reasonable. The Board shall review its directors’ compensation practices and levels annually. Members of management who are also members of the Board shall not receive any additional compensation for their service as directors, committee members or committee chairmen.

6.	DIRECTOR ORIENTATION AND CONTINUING EDUCATION

(a)	Director Orientation

Upon election to the Board by stockholders or appointment by any third party having the right to appoint directors to the Company’s Board, new directors participate in an orientation session designed jointly by the Nominating and Corporate Governance Committee, the Chief Executive Officer and the Company’s senior management.

(b)	Continuing Education

Management shall make presentations to or arrange educational programs for the Board on different aspects of the business of the Company, which may include business strategy, risk management, financial reporting, products and services, industry trends and developments, corporate governance and other relevant topics. Such presentations or sessions may be provided by management on its own initiative or at the request of, or in conjunction with, the Nominating and Corporate Governance Committee. Directors are also encouraged to take advantage of any other available educational opportunities that would further their understanding of the business of the Company and enhance their performance on the Board.

7.	EXECUTIVE ABSENCE EVENT AND SUSTAINABILITY PLANNING; SENIOR EXECUTIVE COMPENSATION

The Nominating and Corporate Governance Committee leads the absence event and sustainability planning for the Chief Executive Officer and other key members of the Company’s senior management team and provides the Board with regular updates and recommendations regarding the same. The absence event and sustainability plan includes an assessment of the experience, performance, skills and planned career paths for possible successor candidates for the CEO position and other key executive roles. The Compensation Committee leads the annual review of CEO performance, in which all Board members provide input, and oversees the CEO’s performance review of senior executives for purposes of compensation decisions.

8.	BOARD AND COMMITTEE ASSESSMENT

The Board is committed to continuous improvement and conducts an annual self-assessment of the performance of the Board and each of the Board committees. The assessment process is led and coordinated by the Nominating and Corporate Governance Committee. The self-assessment is designed to identify areas where the Board and its committees are particularly effective and to surface opportunities for further enhancement. When the self-assessments have been completed, the results and any recommendations made by the Nominating and Corporate Governance Committee to further enhance the Board’s functioning are discussed by the full Board.

9.	STOCKHOLDER ACCESS TO THE BOARD

(a)	Communications with Non-Management Directors

Any interested parties who have concerns that they wish to make known to the Company’s non-management directors, should send any such communication to the Chairman of the Nominating and Corporate Governance Committee in care of the Company’s executive offices at 6111 Bollinger Canyon Road, Suite 200, San Ramon, CA 94583. All such stockholder communication will be reviewed by the Chairman of the Nominating and Corporate Governance Committee and discussed with the committee, which will determine an appropriate response or course of action.

(b)	Stockholder Recommendations for Board Candidates

Stockholders wishing to recommend candidates to serve on the Company’s Board may do so by sending to the attention of the Chairman of the Nominating and Corporate Governance Committee at the above address the following: The candidate’s name, a detailed biography outlining the candidate’s relevant background, professional and business experience and other significant accomplishments, an acknowledgement from the candidate that he or she would be willing to serve on the Board, if elected, a statement by the stockholder outlining the reasons why this candidate’s skills, experience and background would make a valuable contribution to the Board and a minimum of two references who have either worked with the candidate, served on a Board of Directors or Board of Trustees with the candidate, or can otherwise provide relevant perspective on the candidate’s capabilities as a potential Board member.

The number of seats that are subject to stockholder election (which may be zero) and the deadline by which such recommendations must be received by the Chairman of the Nominating and Corporate Governance Committee will be published in the Company’s annual proxy statement each year. Stockholder recommendations provided to the Chairman of the Nominating and Corporate Governance Committee within this timeframe will be reviewed by the Nominating and Corporate Governance Committee.

Appendix B

SOLERA HOLDINGS, INC.

COMPENSATION COMMITTEE CHARTER

(AMENDED ON FEBRUARY 28, 2012)

Organization

The Compensation Committee of Solera Holdings, Inc. (the “Company”) shall consist of at least three members of the Company’s board of directors (the “Board”). Each member of the Committee must qualify as a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code; provided, however, in the event that any member of the Committee does not qualify as a “non-employee director” for purposes of Rule 16b-3, such member may continue to serve on the Committee so long as all equity-based awards and compensatory equity grants made by the Company are approved by the Committee and the Board. In addition, the members shall meet the applicable independence requirements of the New York Stock Exchange, Inc. Committee members shall be appointed by the Board. Committee members shall hold their offices until their successors are appointed and qualified, or until their earlier resignation or removal. All vacancies in the Committee shall be filled by the Board. The Board shall designate one of the members as Chairman of the Committee, and the Committee shall keep a separate book of minutes of their proceedings and actions.

The Committee shall meet periodically, as deemed necessary by the Chairman of the Committee. All meetings shall be at the call of the Chairman of the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business. The Committee may act only upon approval of a majority of its members. The action of the Committee at a meeting at which a quorum is present shall be the act of the Committee. The Committee may act in writing by the unanimous consent of its members.

Except as otherwise provided herein, the Committee may form one or more subcommittees, each of which may take such actions as may be delegated by the Committee. The Committee shall periodically report on its activities to the Board and make such recommendations and findings as it deems appropriate. The Committee may, in its sole discretion and at the Company’s expense, retain and terminate such legal, accounting or other consultants or experts, including compensation consultants, as it deems necessary in the performance of its duties and without having to seek the approval of the Board.

Purpose and Responsibilities

The Committee’s primary purpose and responsibilities shall be:

•

to review and approve goals and objectives relevant to the Chief Executive Officer’s compensation, to evaluate the Chief Executive Officer’s performance according to these goals and objectives and to determine or recommend to the Board the Chief Executive Officer’s compensation level based on this evaluation;

•

except as otherwise required by applicable law, to make recommendations to the Board regarding total compensation for the Board and to approve total compensation for senior executives, including oversight of all senior executive benefit plans;

•	to oversee the Company’s general cash-based and equity-based incentive plans; and

•	to produce a compensation committee report on executive compensation as required by the SEC to be included in the Company’s annual proxy statement.

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Duties

To fulfill its purpose and responsibilities, the Committee shall:

1.	Except as otherwise required by applicable law, review and make recommendations to the Board regarding the total compensation for the directors of the Company.

2.	Establish the total compensation package provided to the Chief Executive Officer, and approve the total compensation package provided to such other officers of the Company whose compensation is disclosed in the Company’s proxy statement, and approve the actual compensation (including base pay adjustments, and any annual and long-term incentive payouts) paid to senior executive officers of the Company.

3.	Approve employment agreements, severance agreements or change of control agreements between the Company and its senior executive officers. Specifically as to the Chief Executive Officer, the Committee should review and approve the goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives and determine or recommend to the Board the Chief Executive Officer’s compensation level based on this evaluation.

4.	Review and approve the design of the benefit plans which pertain to directors, the Chief Executive Officer and other senior executive officers who report directly to the Chief Executive Officer.

5.	Approve the creation and/or revision of incentive compensation plans and equity-based plans affecting Company officers and grants thereunder.

6.	Produce and approve the Compensation Committee Report on Executive Compensation included in the Company’s proxy statements and generally oversee compliance with the compensation reporting requirements of the SEC.

7.	Approve overall compensation policy throughout the entire Company.

8.	Review and approve or recommend to the Board for approval changes to or adoption of retirement plans of the Company and approve periodically funding guidelines developed by the Compensation Committee, including any matching contributions under the Company’s 401(k) plan, if any.

9.	Administer all plans entitled to the exemption under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, including all stock option, restricted stock and deferred stock plans.

Miscellaneous

This Committee Charter is not intended to change or augment the obligations of the Company or its directors or management under the federal securities laws or to create new standards for determining whether directors or management have fulfilled their duties, including fiduciary duties under applicable law.

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Appendix C

SOLERA HOLDINGS, INC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

(AMENDED ON FEBRUARY 28, 2012)

Organization

The Nominating and Corporate Governance Committee of Solera Holdings, Inc. (the “Company”) shall consist of at least three members of the Company’s board of directors (the “Board”), each of whom shall meet the applicable independence requirements of the New York Stock Exchange, Inc. Committee members shall be appointed and may be removed by the Board and shall hold their offices until their successors are appointed and qualified, or until their earlier resignation or removal. All vacancies in the Committee shall be filled by the Board. The Board shall designate one of the members as Chairman of the Committee. The Committee shall keep a separate book of minutes of its proceedings and actions.

The Committee shall meet periodically, as deemed necessary by the Chairman of the Committee. All meetings shall be at the call of the Chairman of the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business. The Committee may act only upon approval of a majority of its members. The action of the Committee at a meeting at which a quorum is present shall be the act of the Committee. The Committee may act in writing by the unanimous consent of its members.

Except as otherwise provided herein, the Committee may form one or more subcommittees, each of which may take such actions as may be delegated by the Committee. The Committee shall periodically report on its activities to the Board and make such recommendations and findings as it deems appropriate. The Committee may, in its sole discretion and at the Company’s expense, retain and terminate such legal, accounting or other consultants or experts, including search firms to identify director candidates, as it deems necessary in the performance of its duties and without having to seek the approval of the Board. The Committee shall have sole authority to approve the fees and other retention terms for those consultants and experts.

Purpose and Responsibilities

The Committee’s primary purpose and responsibilities shall be:

•

to develop and recommend qualification standards and other criteria for selecting new directors, identify individuals qualified to become Board members consistent with qualification standards and other criteria approved by the Board and recommend to the Board for its approval such individuals as nominees for the next annual meeting of stockholders ;

•	to oversee evaluations of the Board, individual Board members, the Board committees and the CEO;

•	to screen and recommend to the Board individuals qualified to become Chief Executive Officer of the Company; and

•	to oversee the Company’s compliance with ethics policies and consider matters of corporate governance.

Duties

To fulfill its purpose and responsibilities, the Committee shall:

1.	Screen and recommend to the Board nominees for election as directors of the Company, including nominees recommended by stockholders of the Company, and consider the performance of incumbent directors in determining whether to recommend them to stand for reelection at the annual meeting of stockholders.

2.	Develop and recommend qualification standards and other criteria for selecting nominees for director, which shall include those qualities set forth from time to time in the Company’s Corporate Governance Guidelines.

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3.	Establish procedures for, and administer annual performance evaluations of the Board, its committees, individual Board members, and the CEO, which will include an annual performance review of this Committee by its members.

4.	Review periodically the makeup of the Board and its committees and recommend, as appropriate, changes in the number, function or membership; and recommend a Lead Independent Director candidate to the independent directors of the Board.

5.	Develop and recommend to the Board a set of Corporate Governance Guidelines, including (i) director qualification standards, (ii) director responsibilities, (iii) director access to management and advisors, (iv) director compensation, (v) director orientation and continuing education, (vi) management succession and (vii) annual performance evaluation of the Board, and monitor compliance with the guidelines and make recommendations to the Board for modifications as appropriate.

6.	Review periodically the Company’s Corporate Governance Guidelines; Conflict of Interest and Code of Conduct Policy; Code of Ethics for Senior Financial Employees; Statement of Policy to Directors, Officers and Key Employees Concerning Securities Trading and Disclosure of Confidential Information; and any similar Company codes and policies, and, based on such periodic review, recommend changes to the Board as deemed appropriate.

7.	Adopt policies designed to encourage the highest levels of corporate conduct by the Board, the Company and its officers, employees and agents.

8.	Consider questions of possible conflicts of interest involving Board members, senior officers and key employees.

9.	Develop and review periodically absence event and sustainability plans of the Chief Executive Officer, and screen and recommend to the Board candidate(s) for Chief Executive Officer.

10.	Review periodically this Charter and recommend changes to the Board as deemed appropriate.

Miscellaneous

This Committee Charter is not intended to change or augment the obligations of the Company or its directors or management under the federal securities laws or to create new standards for determining whether directors or management have fulfilled their duties, including fiduciary duties under applicable law.

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IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by November 15, 2012 12:00am CST.
Vote by Internet
• Go to www.investorvote.com/SLH
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees listed below in Proposal 1, and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Tony Aquila	☐	☐	02 - Arthur F. Kingsbury	☐	☐	03 - Kenneth A. Viellieu	☐	☐

	04 - Thomas C. Wajnert	☐	☐	05 - Stuart J. Yarbrough	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as Solera’s independent registered public accounting firm for the fiscal year ending June 30, 2013.	☐	☐	☐	3.	Approval of a non-binding advisory vote, on the compensation of Solera’s named executive officers.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¢	1 U P X	+
01ISIC

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — SOLERA HOLDINGS, INC.

Notice of 2012 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — 8:00 AM CST November 15, 2012

Tony Aquila and Jason Brady, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Solera Holdings, Inc. to be held on November 15, 2012 at The Hilton Southlake Hotel, 1400 Plaza Place, Southlake, Texas 76092, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the matters in Proposal 1, Proposal 2 and Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)